Real Estate Appraisal Report on 257 parcels: 195 parcels including No. 64, Dataoping Section, Zaoqiao Township, Miaoli County etc and 63 parcels including Laotianliao Section, Touwu Township, etc

Entrusting Party: Lv-lin Enterprise Management Consulting Co., Ltd

Appraising Institution: Zhanmao Real Estate Appraisers Firm

Pricing date: April 15, 2013

Summary of Real Estate Appraisal Report

1.	Report No.: 13ZMT04076

2.	Entrusting Party: Lv-lin Enterprise Management Consulting Co., Ltd.

3.	Basic information of appraised object:

3.1	Basic information:

3.1.1.	Contents

(1)	Land description: a total of 257 parcels: 195 parcels including following parcel numbers of Dataoping Section, ZaoqiaoTownship, Miaoli County: 64, 65,66,67,67-1,68,68-1,69,70,71,
72,73,74,75,76,77,78,79,80,81-1,81-2,81-3,81-4,81-5,82,83,83-1,83-2,86,86-1,86-3,87,87-1,
88,90,529,530,531,532,533,534,536,537,538,539,540,541,542,580,580-1,581,582,583,628,
628-1,628-2,628-3,628-4,628-5,628-6,646,646-3,647-1,647-3,647-4,647-5,647-6,647-7,
647-8,647-11,647-12,647-13,647-14,647-16,647-17,647-18,647-19,647-20,647-21,648,655,
655-1,655-2,655-3,655-4,655-5,655-6,655-7,655-8,655-9,655-10,655-11,655-12,656,657,
658,659,660,661,661-1,661-2,661-3,661-4,662,663,664,665,666,666-1,667,668,
668-1,668-2,668-3,669,670,671,672,673,674,675,676,677,678,679,680,680-1,680-2,680-3,
680-4,680-5,681,682,683,684,684-1,685,686,687,687-1,687-2,688,689,690,691,693,
694,695,695-1,696,697,698-1,699,699-1,699-2,699-3,699-4,699-5,699-6,699-7,699-8,699-9,
699-10,699-11,699-12,699-13,699-14,699-15,699-16,699-17,699-18,699-19,699-20,
699-21,699-22,699-23,699-24,699-25,699-26,699-27,699-28,699-30,700,701,702,703,703-1,
706,706-1,706-2,706-9, 706-17,706-18 and 711; and 63 parcels including following parcel numbers of Laotianliao Section, Touwu Township: 19,21,22,23,24,411,414-2,414-3,415,421,
421-1,422,423,424,425,426,429,432-1,432-2,432-3,432-4,432-5,432-6,432-7,432-9,432-11,
432-12,432-13,432-14,432-16,432-26,432-29,432-31,432-32,432-33,432-34,432-36,
432-37,438,439,440,441,442,442-1,442-2,443,443-1,444,444-1,444-8,444-14,444-32,
444-49,448-1,449,430,431,432-8,432-15,432-27,432-28 and 449-1

(2)	Land area: 2,142,470.2447 m2 (about 648,097.2493 Ping)

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(3)	Zoning: type-C building land, agricultural & pasture land, forestry land, water conservation land, transportation land and unclassified land of hillside conservation zone

			Land area
Land use zone	Section	Parcel number	(m2)	(Ping)
Type-C building land	Dataoping Section, Zaoqiao Township	64, 68, 70, 71, 81-3, 81-4, 82, 539, 647-7, 666, 669, 669-5, 702	4,988.8889	1,509.1389
of hillside conservation zone	Laotianliao Section, Touwu Township	415	165.0000	49.9125
Agricultural & pasture land of hillside conservation zone	Dataoping Section, Zaoqiao Township	65,67,67-1,68-1,69,72,73,74,75,76,
77,78,80,81-1,81-2,81-5,83,83-1,86,
86-1,86-3,87,87-1,88,90,529,530,
531,532,533,534,536,537,538,540,
541,542,580,580-1,581,582,583,
628,628-1,628-2,628-4,646,646-3,
647-3,647-4,647-5,647-6,647-8,
647-11,647-13,647-14,647-19,
647-21,648,655,655-1,655-2,655-3,
655-4,655-5,655-6,655-8,655-10,
655-12,656,657,658,659,660,661,
661-3,662,663,664,665,666-1,
667,668-3,670,671,672,673,674,
675,676,677,678,679,680,680-1,
680-2,680-3,680-4,680-5,681,682,
683,684,684-1,685,686,687,687-1,
687-2,688,689,690,691,693,694,
695-1,696,697,699,699-2,699-3,
699-4,699-15,699-16,699-17,
699-20,699-21,699-23,699-24,
699-25,699-26,701,703,703-1,
		706-1,711	541,309.3558	163,746.0804
	Laotianliao Section, Touwu Township	21,22,23,24,411,421,421-1,422, 423,424,425,429,432-1,432-2,432-3, 432-4,432-5,432-6,432-7,432-9,432-13, 432-26,438,439,440,441,442,442-1, 442-2,443,443-1,444-14,444-49,430, 431,432-8,432-15,432-27,432-28,449-1	273,589.0000	82.760.6725

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			Land area
Land use zone	Section	Parcel number	(m2)	(Ping)
Forestry land of	Dataoping Section, Zaoqiao Township	79,628-3,628-5,628-6,647-1,647-12,688-1, 688-2,699-1,699-6,699-7,699-8,699-9, 699-10,699-11,699-12,699-13,699-14, 699-18,699-19,699-22,699-27,699-29, 699-30,700,706,706-2,706-9,706-18	1,073,385.0000	324,698.9625
hillside conservation zone	Laotianliao Section, Touwu Township	19,432-11,432-12,432-14,432-16,432-29, 432-31,432-32,432-33,432-34,432-36, 432-37,444,444-1,444-8,444-32,448-1,449	166,231.0000	50,284.8775
Water conservation	Dataoping Section, Zaoqiao Township	83-2,661-1,661-2,661-4	1,818.0000	549.9450
land of hillside conservation zone	Laotianliao Section, Touwu Township	414-2,414-3,426	563.0000	170.3075
Transportation land of hillside conservation zone	Dataoping Section, Zaoqiao Township	647-16,647-17,647-18,647-20,655-7,655-9, 655-11,698-1,699-28,706-17	2,083.0000	630.1075
Unclassified land of hillside conservation zone	Dataoping Section, Zaoqiao Township	79,706	25,687.0000	7,770.3175
(Blank)	Laotianliao Section, Touwu Township	19,432-29,432-31,432-32,432-33,432-36, 432-37,444-1,444-8,444-32,448-1,449	52,651.0000	15,926.9275
Total			2,142,470.2447	648,097.2493

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2.	Property right analysis:

(1)	land owner: property rights of the appraised objects-257 parcels including 175 parcels at No. 64, Dataoping Section, Zaoqiao Township, etc and 63 parcels at No. 19, Laotianliao Section, Touwu Township, etc-independently or separately owned by nine proprietors including Royal Golf Country Club, etc are registered clearly and definitely as listed in the following table and the attached “Land Appraisal Sheet”.

Land			Land area		Total land area	Area ratio
owner	Section	Parcel number	(m2)	(Ping)	(Ping)	(%)
Shizhu	Dataoping Section, Zaoqiao Township	86-1,86-3,90,698-1,699-6, 699-7,699-8,699-9, 699-10,699-11,699-18,699-27	35,251.0000	10,663.4275	11,833.3463	1.8259%
Wang	Laotianliao Section, Touwu Township	414-2,414-3,421-1,426,432-12	3,867.5000	1,169.9188
Langsheng Lin	Dataoping Section, Zaoqiao Township	65,67,68-1,69,72,73,74,75,
76,77,78,79,80,81-1,81-2,
81-5,83,83-1,86,87,87-1,88,
529,530,531,532,533,534,
536,537,538,540,541,542,
580,580-1,581,582,583,
628-1,628-2,628-4,646,
646-3,647-3,647-4,647-5,
647-6,647-8,647-11,647-13,
647-14,647-19,647-21,648,
655,655-1,655-2,655-3,
655-4,655-5,655-8,655-10,
655-12,656,657,658,659,
660,661,661-3,662,663,
666-1,668-3,670,671,672,
673,674,675,676,677,678,
679,680,680-1,680-2,680-3,
680-4,680-5,681,682,
683,684,684-1,685,686,
687,687-1,687-2,688,
689,691,693,694,695,
695-1,696,697,699,699-1,
699-2,699-3,699-4,699-12,
699-13,699-19,699-21,699-23,
		699-24,700,701,703,703-1,711	453,294.8637	137,121.6965	196,445.5765	30.3111%
	Laotianliao Section, Touwu Township	19,21,22,23,24,411,421, 422,423,424,425,429,432-1, 432-2,432-3,432-4,432-5, 432-6,432-7,432-13,432-26, 432-29,438,439,440,441, 442,442-1,442-2,443,443-1, 444-14,444-49,448-1,449-1	196,112.0000	59,323.8800

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Land			Land area		Total land area	Area ratio
owner	Section	Parcel number	(m2)	(Ping)	(Ping)	(%)
Wencheng	Dataoping Section, Zaoqiao Township	655-6,699-16,699-17,699-20, 699-25,699-26	34,505.0000	10,437.7625	33,236.2800	5.1283%
Lan	Laotianliao Section, Touwu Township	430,431,432-8,432-15,432-27, 432-28	75,367.0000	22,798.5175
Royal Golf Country	Dataoping Section, Zaoqiao Township	64,66,67-1,68,70,71,81-3, 81-4,82,83-2,539,628, 628-3,628-5,628-6,647-1, 647-7,647-12,647-18, 647-20,655-7,655-9,655-11, 661-1,661-2,661-4,664, 665,666,667,668,668-1, 668-2,669,690,669-5,699-22, 699-28,699-29,699-30,702, 706,706-1,706-2,706-9, 706-17,706-18	1,124,934.8889	340,292.8039	388,928.4514	60.0108%
Club	Laotianliao Section, Touwu Township	432-16,432-31,432-34, 432-36,432-37,444,444-1, 444-8,444-32,449	160,779.0000	48,635.6475
Xuelao Fan	Dataoping Section, Zaoqiao Township	656	92.0000	27.8300	27.8300	0.0043%

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Land			Land area		Total land area	Area ratio
owner	Section	Parcel number	(m2)	(Ping)	(Ping)	(%)
Shancheng Chen	Laotianliao Section, Touwu Township	414-2,414-3	59.5000	17.9987	17.9987	0.0028%
Cuiluan	Dataoping Section, Zaoqiao Township	647-16,647-17,699-14	1,078.0000	326.0950	6,284.7400	0.9697%
Chen	Laotianliao Section, Touwu Township	415,432-14,432-32, 432-33	19,698.0000	5,958.6450
Yuncai Huang	Dataoping Section, Zaoqiao Township	711	90.7143	27.4411	27.4411	0.0042%
Yunbao Huang	Dataoping Section, Zaoqiao Township	81-5	24.7778	7.4953	7.4953	0.0012%
Shuhui Chou	Laotianliao Section, Touwu Township	432-11	37,316.0000	11,288.0900	11,288.0900	1.7417%
Total			2,142,470.2447	648,097.2493	648,097.2493	100.0000%

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(2)	Analysis of other rights:

No.	Right type	Sequence	Object	Date	Right value (NTD)	Obligee	Debtor	Obligor
1	Mortgage	1	Lands at Dataoping Section, Zaoqiao Township, Miaoli County: 64,65,66, etc	78/03/24	700,000,000	Taiwan Business Bank	Fangming Luo, Mingtung Lai, Chaowen Huang,Chinteng Lee, Chingjen Liou, Langsheng Lin	Fangming Luo, Mingtung Lai, Chaowen Huang,Chinteng Lee, Chingjen Liou, Langsheng Lin
2	Mortgage	1	Lands at Dataoping Section, Zaoqiao Township, Miaoli County: 83, etc	82/07/15	4,700,000	Chengyu Lien	Cuiluan Chen	Cuiluan Chen
3	Mortgage	1	Lands at Dataoping Section, Zaoqiao Township, Miaoli County:432-28 etc	81/06/11	36,000,000	Cosmos Bank Taiwan	Shunlang Lan	Shunlang Lan
4	Mortgage	1	Lands at Dataoping Section, Zaoqiao Township, Miaoli County: 656-7, etc	83/02/17	10,000,000	Mingjer Huang	Shunlang Lan	Shunlang Lan
5	Mortgage	1	Lands at Laotianliao Section, Touwu Township, Miaoli County: 430, etc	83/02/16	3,100,000	Mingjer Huang	Shunlang Lan	Shunlang Lan
6	Mortgage	1	Lands at Laotianliao Section, Touwu Township, Miaoli County: 19 etc	78/03/24	200,000,000	Taiwan Business Bank	Fangming Luo, Mingtung Lai, Chingjen Liou, Langsheng Lin	Fangming Luo, Mingtung Lai, Chingjen Liou, Langsheng Lin
7	Mortgage	2	Lands at Dataoping Section, Zaoqiao Township, Miaoli County: 65, 67, etc	82/07/15	98,400,000	Chengyu Lien	Langsheng Lin	Langsheng Lin
8	Mortgage	2	Lands at Dataoping Section, Zaoqiao Township, Miaoli County: 64, 66 etc	79/06/06	396,000,000	Taiwan Business Bank	Royal Golf Country Club	Royal Golf Country Club
9	Mortgage	2	Lands at Laotianliao Section, Touwu Township, Miaoli County: 432-15, etc	101/07/27	9,500,000	Shusui Ho	Shunlang Lan	Kengmeng Lin
10	Mortgage	2	Lands at Laotianliao Section, Touwu Township, Miaoli County: 432-16, etc	79/06/04	114,000,000	Taiwan Business Bank	Royal Golf Country Club	Royal Golf Country Club
11	Mortgage	2	Lands at Laotianliao Section, Touwu Township, Miaoli County: 19, etc	82/07/13	49,000,000	Chengyu Lien	Langsheng Lin	Langsheng Lin

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No.	Right type	Sequence	Object	Date	Right value (NTD)	Obligee	Debtor	Obligor
12	Mortage	2	Lands at Laotianliao Section, Touwu Township, Miaoli County: 415, etc	82/07/06	4,900,000	Chengyu Lien	Cuiluan Chen	Cuiluan Chen
13	Mortage	3	Lands at Dataoping Section, Zaoqiao Township, Miaoli County: 64, 66 etc	82/07/14	303,000,000	Chengyu Lien	Royal Golf Country Club	Royal Golf Country Club
14	Mortage	3	Lands at Laotianliao Section, Touwu Township, Miaoli County: 432-16, etc	79/06/04	40,000,000	Chengyu Lien	Royal Golf Country Club	Royal Golf Country Club
15	Surface rights		Lands at Dataoping Section, Zaoqiao Township, Miaoli County: 64, 66 etc	82/07/14		Chengyu Lien		Royal Golf Country Club
16	Surface rights		Lands at Dataoping Section, Zaoqiao Township, Miaoli County: 65, 67 etc	82/07/15		Chengyu Lien		Langsheng Lin
17	Surface rights		Lands at Dataoping Section, Zaoqiao Township, Miaoli County: 82, etc	82/07/15		Chengyu Lien		Cuiluan Chen
18	Surface rights		Lands at Laotianliao Section, Touwu Township, Miaoli County: 432-16, etc	82/07/06		Chengyu Lien		Royal Golf Country Club
19	Surface rights		Lands at Laotianliao Section, Touwu Township, Miaoli County: 415, etc	82/07/06		Chengyu Lien		Royal Golf Country Club

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(3) Registered events e.g. forenotice or court sequestration:

1:

No. 655-6, 699-16,699-17,699-20,699-25 and 699-26 of Dataoping Section

(Limited registration items) provisional seizure at 11:00 on April 13, 1994 under No. 3412 document of Zhunan Land Office; creditor: Cosmos Bank Taiwan; seizure by No. 13375 document of Hsinchu District Court of No. 231 execution file in 1994; debtor: Shun-lang Lan; scope of limitation: all (transfer was conducted as per No. 151770 document issued by Zhunan Land Office on December 15, 2000)

2:

Dataoping Section: No. 628-3,628-5,628-6,647-1,647-7,647-7,647-12,647-18,647-20,655-7,655-9,699-5,699-22,699-28,699-29,699-30,702,706,706-1,706-2,706-9,706-17,706-18; Laotianliao Section: No. 432-16,432-31,432-34,432-36,432-37,444-1,444-8,444-32,449 (limited registration items); provisional seizure registered at 11:00 on November 16, 1993 under No. 10828 document of Zhunan Land Office; creditor: Taiwan Cooperative Bank; seizure by No. 5835 document of Hsinchu District Court of No. 603 execution file in 1993; debtor: Royal Golf Country Club; scope of limitation: all (limited registration items); injunction by No. 11227 document of Zhunan Land Office at 9:00 on November 25, 1996; creditor: Taipei Revenue Service, Xinyi Branch; Taipei Revenue Service ; No. 299 secret document of Taipei Revenue Service, Xinyi Branch issued on November 8, 1996; taxpayer: Royal Golf Country Club; scope of limitation: all.

3:

No. 64, 66, 67-1, 68, 70, 71, 81-3, 81-4,539 and 628 of Dataoping Section

(Limited registration items) provisional seizure at 16:00 on April 1, 1994 under No. 3075 document of Zhunan Land Office; creditor: Cosmos Bank Taiwan; seizure by No. 13376 document of Hsinchu District Court of No. 231 execution file in 1994; debtor: Royal Golf Country Club; scope of limitation: all (limited registration items); injunction by No. 11227 document of Zhunan Land Office at 9:00 on November 25, 1996; creditor: Taipei Revenue Service, Xinyi Branch; Taipei Revenue Service ; No. 299 secret document of Taipei Revenue Service, Xinyi Branch issued on November 8, 1996; taxpayer: Royal Golf Country Club; scope of limitation: all.

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4:

Dataoping Section: No. 65,67,68-1,69,72,74,75,76,77,78,79,80,,81-1,81-2,81-5,83,83-1,83-2,86,87,87-1,88,529,530,531,532,533,534,536,537,538,540,541,542,580,580-1,581,582,583,628-1,628-2,628-4,646,646-3,647-3,647-4,647-5,647-6,647-8,647-13,647-14,647-16,647-17,647-19,647-21,648,655,655-1,655-2,655-3,655-4,655-5,655-8,655-10,655-12,656,685,686,687,687-1,687-2,688,689,691,693,694,695,695-1,696,697,699,699-1,699-2,699-3,699-4,699-12,699-13,699-15,699-19,699-21,699-23,699-24,700,701,703,703-1 and 711; Laotianliao Section: No. 19,21,22,23,24,411,415,421,422,423,424,425,429,432-1,432-2,432-3,432-4,432-5,432-6,432-7,432-9,432-26,432-29,432-32,432-33,438,439,441,442,442-1,442-2,443,444-14,444-49,448-1; (Limited registration items) No. 107260 Assets Document issued on November 2, 2010; seizure as per No. 17855 document issued by Taiwan Miaoli District Court on November 2, 2010; creditor: Taiwan Business Bank; debtor: Langsheng Lin; scope of limitation: all; registered on November 2, 2010

5:

No. 699-14 of Dataoping Section (limited registration items) registered and seized at 10:20 on March 8, 1995 and filed as No. 2668 document of Zhunan Land Office; creditor: Taiwan Cooperative Bank; seizure by No.9988 document of Hsinchu District Court of No. 71 execution file in 1995; debtor: Cuiluan Chen; scope of limitation: all

6:

No. 430,431,432-8,432-27 and 432-28 of Laotianliao Section (limited registration items); No. 4888 document issued by Miaoli Land Office on April 30, 1994; seizure and registration as per No. 231 document of Hsuichu District Court in 1994; creditor: Cosmos Bank, Taiwan; debtor: Shunlang Lan; scope of limitation: all (transfer was performed as per No. 138940 Assets Document issued on November 28, 2000)

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7:

No. 432-16,432-31,432-32,432-36,432-37,444,444-1,444-8,444-32 and 449 of Laotianliao Section (limited registration items); filed as No. 11880 Assets Document of Zhunan Land Office on February 2, 2000; injunction was performed as per No. 8990035100 document of Taipei Revenue Service, Xinyi Branch; creditor: Taipei Revenue Service, Xinyi Branch; taxpayer: Royal Golf Country Club; scope of limitation: all ; registered on February 2, 2000

8:

Parcel number 444 of Laotianliao Section (limited registration items); filed as No. 45600 Assets Document of Miaoli Land Office on June 29, 2009; injunction and registration were performed as per No. 0980203281 document issued by Xinyi Office of National Taxation Bureau of Taipei, Ministry of Finance on June 29, 2009; taxpayer: Royal Golf Country Club; scope of limitation: 169/18080; registered on June 29, 2009 (correction was made as per No. 45840 Assets Document issued by Miaoli Land Office on June 30, 2009)

9:

Parcel number 432-14 of Laotianliao Section (limited registration items); filed as No. 239 Document of Miaoli Land Office on March 8, 1995; seizure and registration as per No. 671 execution document of Hsinchu District Court in 1995; creditor: Taiwan Cooperative Bank; debtor: Cuiluan Chen; scope of limitation: all; registered at 13:55 on March 8, 1995

10:

Parcel number 432-15 of Laotianliao Section (limited registration items); filed as No. 92810 Assets Document of Miaoli Land Office on November 2, 2010; seizure and registration as per No. 17855 document issued by Taiwan Miaoli District Court on November 2, 2010; creditor: Taiwan Business Bank; debtor: Wencheng Lan; scope of limitation: 12225/29059; registered on November 2, 2010 (limited registration items); filed as No. 8280 Assets Document of Miaoli Land Office on January 30, 2013; seizure and registration as per No. 1968 document issued by Taiwan Miaoli District Court on January 30, 2013; creditor: Shusui Ho; debtor: Wencheng Lan; scope of limitation: 116834/29059; registered on January 30, 2013

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3.2 Contents of appraisal

Total price of the appraise land: NT$ 5,614,493,998

4. Preconditions of appraisal:

4.1 Purpose of appraisal: provide a reference for bargain. Value indicated in this report is only a reference for this purpose and not for other uses. This price based on principles of equity and equalization provides a reference of value of the appraised object on pricing day.

4.2 Type of price: normal price.

4.3 Pricing date: April 15, 2013

4.4 Reconnaissance date: April 1, 2013

4.5Appraisal condition: investigate overall use and disposition of the 257 appraised parcels and estimate the price as per contents of “Imperial Garden Villa Resort” development plan provided by the entrusting party.

5. Conclusion of appraisal value

Appraiser of this Firm makes a professional analysis of property right, general factors, regional factors and respective factors of the appraised object, current situation of real estate market, and most effective use of the appraised object, and then final price is determined as below.

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Wencheng Lan	Dataoping Section, Zaoqiao Township	655-6, 699-16, 699-17, 699-20, 699-25, 699-26	34,505.0000	10,437.7625	33,236.2800	287,927,305
	Laotianliao Section, Touwu Township	430, 431, 432-8, 432-15, 432-27, 432-28	75,367.0000	22,798.5175

Royal Golf Country Club	Dataoping Section, Zaoqiao Township	64, 66, 67-1, 68, 70, 71, 81-3, 81-4, 82, 83-2, 539, 628, 628-3, 628-5, 628-6, 647-1, 647-7, 647-12, 647-18, 647-20, 655-7, 655-9, 655-11, 661-1, 661-2, 661-4, 664, 665, 666, 667, 668, 668-1, 668-2, 669, 690, 669-5, 699-22, 699-28, 699-29, 699-30, 702, 706, 706-1, 706-2, 706-9, 706-17, 706-18	1,124,934.8889	340,292.8039	388,928.4514	3,369,303,694
	Laotianliao Section, Touwu Township	432-16, 432-31, 432-34, 432-36, 432-37, 444, 444-1, 444-8, 444-32, 449	160,779.0000	48,635.6475

Xuelao Fan	Dataoping Section, Zaoqiao Township	656	92.0000	27.8300	27.8300	241,092

Shancheng Chen	Laotianliao Section, Touwu Township	414-2, 414-3	59.5000	17.9987	17.9987	155,924
Cuiluan Chen	Dataoping Section, Zaoqiao Township	647-16, 647-17, 699-14	1,078.0000	326.0950	6,284.7400	54,444,970
	Laotianliao Section, Touwu Township	415, 432-14, 432-32, 432-33	19,698.0000	5,958.6450

Yuncai Huang	Dataoping Section, Zaoqiao Township	711	90.7143	27.4411	27.4411	237,723

Yunbao Huang	Dataoping Section, Zaoqiao Township	81-5	24.7778	7.4953	7.4953	64,932

Shuhui Chou	Laotianliao Section, Touwu Township	432-11	37,316.0000	11,288.0900	11,288.0900	97,789,203
Total			2,142,470.2447	648,097.2493	648,097.2493	5,614,493,998

Total value of the land: NT$5,614,493,998

14	Zhanmao Real Estate Appraisers Firm

Above result only provides a reference for the value of appraised object under purpose of appraisal. People who use this report for other purposes should carefully read Statement, Restrictive Condition, Basics Explanation and Appraisal Condition indicated in this report so as to avoid a misuse of the appraisal result.

6. Current use of the appraised object

The appraised object-a total of 257 parcels constituted by 195 parcels including No. 64 of Dataoping Section, Zaoqiao Township, etc and 63 parcels including No. 19 of Laotianliao Section, Touwu Township, etc-is now used as “Royal Golf Country Club”.

Real estate appraiser               (signature or seal)

Real estate appraiser’s Certificate No.: (95) No. 000013

Kaohsiung Real Estate Appraisers Association membership certificate No.: (102) No. 063

15	Zhanmao Real Estate Appraisers Firm

1. Preface

1.1 Statement

(1)	We, as an impartial third party, complete this objective appraisal.

(2)	We just have pure business relation with the entrusting party and the appraised units.

(3)	This Firm and appraisers of this Firm only have pure business relation with the entrusting party, real estate owner or both sides of the transaction; there is no affair about stakeholder or substantial stakeholder stipulated in SFAS No.6.

(4)	Contents of this report include no fictive or hidden matters.

(5)	All of the analyses, opinions and conclusions shown in this report are based on presumptions and restrictive conditions which have been explained in this report; these analyses, opinions and conclusions are personal neutral and professional comments.

(6)	The appraised object is of no current or expected benefit to us; we have no interest relationship with or prejudice against interested parties of the appraised object.

(7)	Reward received by us is a due pay based on professional work rather than improper compete price; there is no intended distortion of reasonable appraisal result.

1.2 Basic declarations:

This appraisal report is completed under following basic presumptions:

(1)	Unless otherwise stated, ownership of the appraised object is considered as normal and marketable.

(2)	Unless otherwise stated, the appraisal conclusion is drawn without consideration of mortgage or other rights of real estate.

16	Zhanmao Real Estate Appraisers Firm

(3)	Authenticity and reliability of information provided by others and quoted in this report are proved through appraiser’s careful verification.

(4)	Lands and their superficial structures of the appraised object are regarded as normal situation in this report; no hidden or undiscovered condition affects value of the real estate.

(5)	Unless otherwise stated, the appraised real estates all conform to stipulations of laws and regulations on environmental protection and are not restricted by any event.

(6)	Unless otherwise stated, possible or impossible risk factors of the appraised object are not within appraiser’s reconnaissance scope. Real estate appraisers neither have knowledge ability of knowing internal components and potential hazards of real estate nor own qualification of testing these substances. Existence of materials such as asbestos, urea and amine/formaldehyde foam insulation and other potential hazardous materials may influence value of the real estate. Presumption of this appraisal report is that the appraised object doesn’t have these materials, which will cause decrease in value. The appraisal report is not responsible for these situations and professional or engineering knowledge used for discovering these situations. If necessary, the report user must employ expert of this field to conduct analysis.

1.3 Restrictive conditions of using this appraisal report

General restrictive conditions of using this appraisal report are as the following:

17	Zhanmao Real Estate Appraisers Firm

(1)	Result of this report is only used as a reference under the purpose of urban renewal rights transformation appraisal. Change in appraisal purpose may alter the appraisal value. Therefore, this report can not be used as a reference for other appraisal purposes.

(2)	Result of this appraisal report is formed under the appraising conditions provided by the executor. The entrusting party or report user should know appraisal conditions explained in this report so as to avoid a misuse of appraisal value indicated in this report.

(3)	Result of this appraisal report provides a reference for rights transformation value on the pricing date. When pricing date changes, the appraisal result may change.

(4)	Values allocated from total value to the land and land improvements in this report are only applied to items mentioned in this report; the allocated values can not be used in any other appraisal.

(5)	Holders of this report or its copy have no right to publish this appraisal report.

(6)	All of or a part of contents of this report (especially conclusion of the appraisal, appraiser’s status, the firm where the appraiser works) should not be made public through advertisements, public relations, news, sales or other communication media without appraiser’s written approval.

(7)	Evaluation result of this report is only applied to appraisal of the whole real estate. Unless otherwise stated, any division of the whole appraised real estate value by rights ratio or other manners will make appraisal result of this report invalid.

(8)	Forecast, predictions or business result estimations shown in this report are based on current market conditions, expected short-term demand and supply factors as well as continuous and stable economical foundation. Therefore, these predictions will change along with different conditions in the future.

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2.	Basics explanation

2.1	Entrusting party: Lv-lin Enterprise Management Consulting Co., Ltd

2.2	Basic information of the appraised object:

1.	Contents of the appraised object

(1)	Land description: a total of 257 parcels: 195 parcels including following parcel numbers of Dataoping Section, ZaoqiaoTownship, Miaoli County: 64, 65,66,
67,67-1,68,68-1,69,70,71,72,73,74,75,76,77,78,79,80,81-1,81-2,81-3,81-4,
81-5,82,83,83-1,83-2,86,86-1,86-3,87,87-1,88,90,529,530,531,532,533,534,
536,537,538,539,540,541,542,580,580-1,581,582,583,628,628-1,628-2,
628-3,628-4,628-5,628-6,646,646-3,647-1,647-3,647-4,647-5,647-6,647-7,
647-8,647-11,647-12,647-13,647-14,647-16,647-17,647-18,647-19,647-20,
647-21,648,655,655-1,655-2,655-3,655-4,655-5,655-6,655-7,655-8,655-9,
655-10,655-11,655-12,656,657,658,659,660,661,661-1,661-2,661-3,661-4,662,
663,664,665,666,666-1,667,668,668-1,668-2,668-3,669,670,671,672,673,674,
675,676,677,678,679,680,680-1,680-2,680-3,680-4,680-5,681,682,683,684,
684-1,685,686,687,687-1,687-2,688,689,690,691,693,694,695,695-1,696,697,
698-1,699,699-1,699-2,699-3,699-4,699-5,699-6,699-7,699-8,699-9,699-10,
699-11,699-12,699-13,699-14,699-15,699-16,699-17,699-18,699-19,699-20,
699-21,699-22,699-23,699-24,699-25,699-26,699-27,699-28,699-30,700,701,
702,703,703-1,706,706-1,706-2,706-9,706-17,706-18 and 711; and, following parcel numbers of Laotianliao Section, Touwu Township:19,21,22,23,24,411,
414-2,414-3,415,421,421-1,422,423,424,425,426,429,432-1,432-2,432-3,
432-4,432-5,432-6,432-7,432-9,432-11,432-12,432-13,432-14,432-16,432-26,
432-29,432-31,432-32,432-33,432-34,432-36,432-37,438,439,440,441,442,
442-1,442-2,443,443-1,444,444-1,444-8,444-14,444-32,444-49,448-1,449,
430,431,432-8,432-15,432-27,432-28 and 449-1

19	Zhanmao Real Estate Appraisers Firm

(2)	Land area: 2,142,470.2447 m2 (about 648,097.2493 Ping)

(3)	Zoning: type-C building land, agricultural & pasture land, forestry land, water conservation land, transportation land and unclassified land of hillside conservation zones.

20	Zhanmao Real Estate Appraisers Firm

			Land area
Land use zone	Section	Parcel number	(m2)	(Ping)
Type-C building land of hillside conservation zone	Dataoping Section, Zaoqiao Township	64, 68, 70, 71, 81-3, 81-4, 82, 539, 647-7, 666, 669, 669-5, 702	4,988.8889	1,509.1389
	Laotianliao Section, Touwu Township	415	165.0000	49.9125
Agricultural & pasture land of hillside conservation zone	Dataoping Section, Zaoqiao Township	65,67,67-1,68-1,69,72,73,74,75,76,77,78,80,
81-1,81-2,81-5,83,83-1,86,86-1,86-3,87,
87-1,88,90,529,530,531,532,533,534,536,
537,538,540,541,542,580,580-1,581,582,
583,628,628-1,628-2,628-4,646,646-3,
647-3,647-4,647-5,647-6,647-8,647-11,
647-13,647-14,647-19,647-21,648,655,
655-1,655-2,655-3,655-4,655-5,655-6,
655-8,655-10,655-12,656,657,658,659,660,
661,661-3,662,663,664,665,666-1,667,
668-3,670,671,672,673,674,675,676,677,
678,679,680,680-1,680-2,680-3,680-4,
680-5,681,682,683,684,684-1,685,686,
687,687-1,687-2,688,689,690,691,693,
694,695-1,696,697,699,699-2,699-3,699-4,
699-15,699-16,699-17,699-20,699-21,
699-23,699-24,699-25,699-26,701,703,
		703-1,706-1,711	541,309.3558	163,746.0804
	Laotianliao Section, Touwu Township	21,22,23,24,411,421,421-1,422,423,424, 425,429,432-1,432-2,432-3,432-4,432-5, 432-6,432-7,432-9,432-13,432-26,438,439, 440,441,442,442-1,442-2,443,443-1,444-14, 444-49,430,431,432-8,432-15,432-27, 432-28,449-1	273,589.0000	82.760.6725
Forestry land of hillside conservation zone	Dataoping Section, Zaoqiao Township	79,628-3,628-5,628-6,647-1,647-12,688-1, 688-2,699-1,699-6,699-7,699-8,699-9, 699-10,699-11,699-12,699-13,699-14, 699-18,699-19,699-22,699-27,699-29, 699-30,700,706,706-2,706-9,706-18	1,073,385.0000	324,698.9625

21	Zhanmao Real Estate Appraisers Firm

			Land area
Land use zone	Section	Parcel number	(m2)	(Ping)
	Laotianliao Section, Touwu Township	19,432-11,432-12,432-14,432-16,432-29, 432-31,432-32,432-33,432-34,432-36, 432-37,444,444-1,444-8,444-32,448-1,449	166,231.0000	50,284.8775
Water conservation land of hillside conservation zone	Dataoping Section, Zaoqiao Township	83-2,661-1,661-2,661-4	1,818.0000	549.9450
	Laotianliao Section, Touwu Township	414-2,414-3,426	563.0000	170.3075
Transportation land of hillside conservation zone	Dataoping Section, Zaoqiao Township	647-16,647-17,647-18,647-20,655-7,655-9, 655-11,698-1,699-28,706-17	2,083.0000	630.1075
Unclassified land of hillside conservation zone	Dataoping Section, Zaoqiao Township	79,706	25,687.0000	7,770.3175
(Blank)	Laotianliao Section, Touwu Township	19,432-29,432-31,432-32,432-33,432-36, 432-37,444-1,444-8,444-32,448-1,449	52,651.0000	15,926.9275
Total			2,142,470.2447	648,097.2493

22	Zhanmao Real Estate Appraisers Firm

2.	Property right analysis:

(1)	land owner: property rights of the appraised objects-257 parcels including 175 parcels at No. 64, Dataoping Section, Zaoqiao Township, etc and 63 parcels at No. 19, Laotianliao Section, Touwu Township, etc-independently or separately owned by nine proprietors including Royal Golf Country Club, etc are registered clearly and definitely as listed in the following table and the attached “Land Appraisal Sheet”..

Land			Land area		Total land area	Area ratio
owner	Section	Parcel number	(m2)	(Ping)	(Ping)	(%)
Shizhu Wang	Dataoping Section, Zaoqiao Township	86-1,86-3,90,698-1,699-6,699-7,699-8, 699-9,699-10,699-11,699-18,699-27	35,251.0000	10,663.4275	11,833.3463	1.8259%
	Laotianliao Section, Touwu Township	414-2,414-3,421-1,426,432-12	3,867.5000	1,169.9188
Langsheng Lin	Dataoping Section, Zaoqiao Township	65,67,68-1,69,72,73,74,75,76,77,78,
79,80,81-1,81-2,81-5,83,83-1,86,
87,87-1,88,529,530,531,532,533,
534,536,537,538,540,541,542,
580,580-1,581,582,583,628-1,
628-2,628-4,646,646-3,647-3,
647-4,647-5,647-6,647-8,647-11,
647-13,647-14,647-19,647-21,
648,655,655-1,655-2,655-3,655-4,655-5,
655-8,655-10,655-12,656,657,658,
659,660,661,661-3,662,663,666-1,
668-3,670,671,672,673,674,675,676,
677,678,679,680,680-1,680-2,680-3,
680-4,680-5,681,682,683,684,684-1,
685,686,687,687-1,687-2,688,689,691,
693,694,695,695-1,696,697,699,
699-1,699-2,699-3,699-4,699-12,
699-13,699-19,699-21,699-23,
		699-24,700,701,703,703-1,711	453,294.8637	137,121.6965	196,445.5765	30.3111%

23	Zhanmao Real Estate Appraisers Firm

Land			Land area		Total land area	Area ratio
owner	Section	Parcel number	(m2)	(Ping)	(Ping)	(%)
	Laotianliao Section, Touwu Township	19,21,22,23,24,411,421,422,423, 424,425,429,432-1,432-2,432-3, 432-4,432-5,432-6,432-7,432-13, 432-26,432-29,438,439,440,441, 442,442-1,442-2,443,443-1, 444-14,444-49,448-1,449-1	196,112.0000	59,323.8800
Wencheng Lan	Dataoping Section, Zaoqiao Township	655-6,699-16,699-17,699-20, 699-25,699-26	34,505.0000	10,437.7625	33,236.2800	5.1283%
	Laotianliao Section, Touwu Township	430,431,432-8,432-15,432-27, 432-28	75,367.0000	22,798.5175
Royal Golf Country Club	Dataoping Section, Zaoqiao Township	64,66,67-1,68,70,71,81-3,81-4, 82,83-2,539,628,628-3,628-5, 628-6,647-1,647-7,647-12, 647-18,647-20,655-7,655-9, 655-11,661-1,661-2,661-4, 664,665,666,667,668,668-1, 668-2,669,690,669-5,699-22, 699-28,699-29,699-30,702, 706,706-1,706-2,706-9, 706-17,706-18	1,124,934.8889	340,292.8039	388,928.4514	60.0108%
	Laotianliao Section, Touwu Township	432-16,432-31,432-34, 432-36,432-37,444,444-1, 444-8, 444-32,449	160,779.0000	48,635.6475
Xuelao Fan	Dataoping Section, Zaoqiao Township	656	92.0000	27.8300	27.8300	0.0043%
Shancheng Chen	Laotianliao Section, Touwu Township	414-2,414-3	59.5000	17.9987	17.9987	0.0028%
Cuiluan Chen	Dataoping Section, Zaoqiao Township	647-16,647-17,699-14	1,078.0000	326.0950	6,284.7400	0.9697%
	Laotianliao Section, Touwu Township	415,432-14,432-32,432-33	19,698.0000	5,958.6450
Yuncai Huang	Dataoping Section, Zaoqiao Township	711	90.7143	27.4411	27.4411	0.0042%

24	Zhanmao Real Estate Appraisers Firm

Land			Land area		Total land area	Area ratio
owner	Section	Parcel number	(m2)	(Ping)	(Ping)	(%)
Yunbao Huang	Dataoping Section, Zaoqiao Township	81-5	24.7778	7.4953	7.4953	0.0012%
Shuhui Chou	Laotianliao Section, Touwu Township	432-11	37,316.0000	11,288.0900	11,288.0900	1.7417%
Total			2,142,470.2447	648,097.2493	648,097.2493	100.0000%

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(2) Analysis of other rights:

No.	Right type	Sequence	Object	Date	Right value (NTD)	Obligee	Debtor	Obligor
1	Mortgage	1	Lands at Dataoping Section, Zaoqiao Township, Miaoli County: 64,65,66, etc	78/03/24	700,000,000	Taiwan Business Bank	Fangming Luo, Mingtung Lai, Chaowen Huang,Chinteng Lee, Chingjen Liou, Langsheng Lin	Fangming Luo, Mingtung Lai, Chaowen Huang,Chinteng Lee, Chingjen Liou, Langsheng Lin
2	Mortgage	1	Lands at Dataoping Section, Zaoqiao Township, Miaoli County: 83, etc	82/07/15	4,700,000	Chengyu Lien	Cuiluan Chen	Cuiluan Chen
3	Mortgage	1	Lands at Dataoping Section, Zaoqiao Township, Miaoli County:432-28 etc	81/06/11	36,000,000	Cosmos Bank Taiwan	Shunlang Lan	Shunlang Lan
4	Mortgage	1	Lands at Dataoping Section, Zaoqiao Township, Miaoli County: 656-7, etc	83/02/17	10,000,000	Mingjer Huang	Shunlang Lan	Shunlang Lan
5	Mortgage	1	Lands at Laotianliao Section, Touwu Township, Miaoli County: 430, etc	83/02/16	3,100,000	Mingjer Huang	Shunlang Lan	Shunlang Lan
6	Mortgage	1	Lands at Laotianliao Section, Touwu Township, Miaoli County: 19 etc	78/03/24	200,000,000	Taiwan Business Bank	Fangming Luo, Mingtung Lai, Chingjen Liou, Langsheng Lin	Fangming Luo, Mingtung Lai, Chingjen Liou, Langsheng Lin
7	Mortgage	2	Lands at Dataoping Section, Zaoqiao Township, Miaoli County: 65, 67, etc	82/07/15	98,400,000	Chengyu Lien	Langsheng Lin	Langsheng Lin
8	Mortgage	2	Lands at Dataoping Section, Zaoqiao Township, Miaoli County: 64, 66 etc	79/06/06	396,000,000	Taiwan Business Bank	Royal Golf Country Club	Royal Golf Country Club
9	Mortgage	2	Lands at Laotianliao Section, Touwu Township, Miaoli County: 432-15, etc	101/07/27	9,500,000	Shusui Ho	Shunlang Lan	Kengmeng Lin
10	Mortgage	2	Lands at Laotianliao Section, Touwu Township, Miaoli County: 432-16, etc	79/06/04	114,000,000	Taiwan Business Bank	Royal Golf Country Club	Royal Golf Country Club
11	Mortgage	2	Lands at Laotianliao Section, Touwu Township, Miaoli County: 19, etc	82/07/13	49,000,000	Chengyu Lien	Langsheng Lin	Langsheng Lin

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No.	Right type	Sequence	Object	Date	Right value (NTD)	Obligee	Debtor	Obligor

12	Mortage	2	Lands at Laotianliao Section, Touwu Township, Miaoli County: 415, etc	82/07/06	4,900,000	Chengyu Lien	Cuiluan Chen	Cuiluan Chen
13	Mortage	3	Lands at Dataoping Section, Zaoqiao Township, Miaoli County: 64, 66 etc	82/07/14	303,000,000	Chengyu Lien	Royal Golf Country Club	Royal Golf Country Club
14	Mortage	3	Lands at Laotianliao Section, Touwu Township, Miaoli County: 432-16, etc	79/06/04	40,000,000	Chengyu Lien	Royal Golf Country Club	Royal Golf Country Club
15	Surface rights		Lands at Dataoping Section, Zaoqiao Township, Miaoli County: 64, 66 etc	82/07/14		Chengyu Lien		Royal Golf Country Club
16	Surface rights		Lands at Dataoping Section, Zaoqiao Township, Miaoli County: 65, 67 etc	82/07/15		Chengyu Lien		Langsheng Lin
17	Surface rights		Lands at Dataoping Section, Zaoqiao Township, Miaoli County: 82, etc	82/07/15		Chengyu Lien		Cuiluan Chen
18	Surface rights		Lands at Laotianliao Section, Touwu Township, Miaoli County: 432-16, etc	82/07/06		Chengyu Lien		Royal Golf Country Club
19	Surface rights		Lands at Laotianliao Section, Touwu Township, Miaoli County: 415, etc	82/07/06		Chengyu Lien		Royal Golf Country Club

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(3)	Registered events e.g. forenotice or court sequestration:

1:

No. 655-6, 699-16,699-17,699-20,699-25 and 699-26 of Dataoping Section

(Limited registration items) provisional seizure at 11:00 on April 13, 1994 under No. 3412 document of Zhunan Land Office; creditor: Cosmos Bank Taiwan; seizure by No. 13375 document of Hsinchu District Court of No. 231 execution file in 1994; debtor: Shun-lang Lan; scope of limitation: all (transfer was conducted as per No. 151770 document issued by Zhunan Land Office on December 15, 2000)

2:

Dataoping Section: No. 628-3,628-5,628-6,647-1,647-7,647-7,647-12,647-18,647-20,655-7,655-9,699-5,699-22,699-28,699-29,699-30,702,706,706-1,706-2,706-9,706-17,706-18; Laotianliao Section: No. 432-16,432-31,432-34,432-36,432-37,444-1,444-8,444-32,449 (limited registration items); provisional seizure registered at 11:00 on November 16, 1993 under No. 10828 document of Zhunan Land Office; creditor: Taiwan Cooperative Bank; seizure by No. 5835 document of Hsinchu District Court of No. 603 execution file in 1993; debtor: Royal Golf Country Club; scope of limitation: all (limited registration items); injunction by No. 11227 document of Zhunan Land Office at 9:00 on November 25, 1996; creditor: Taipei Revenue Service, Xinyi Branch; Taipei Revenue Service ; No. 299 secret document of Taipei Revenue Service, Xinyi Branch issued on November 8, 1996; taxpayer: Royal Golf Country Club; scope of limitation: all.

3:

No. 64, 66, 67-1, 68, 70, 71, 81-3, 81-4,539 and 628 of Dataoping Section

(Limited registration items) provisional seizure at 16:00 on April 1, 1994 under No. 3075 document of Zhunan Land Office; creditor: Cosmos Bank Taiwan; seizure by No. 13376 document of Hsinchu District Court of No. 231 execution file in 1994; debtor: Royal Golf Country Club; scope of limitation: all (limited registration items); injunction by No. 11227 document of Zhunan Land Office at 9:00 on November 25, 1996; creditor: Taipei Revenue Service, Xinyi Branch; Taipei Revenue Service ; No. 299 secret document of Taipei Revenue Service, Xinyi Branch issued on November 8, 1996; taxpayer: Royal Golf Country Club; scope of limitation: all.

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4:

Dataoping Section: No. 65,67,68-1,69,72,74,75,76,77,78,79,80,,81-1,81-2,81-5,83,83-1,83-2,86,87,87-1,88,529,530,531,532,533,534,536,537,538,540,541,542,580,580-1,581,582,583,628-1,628-2,628-4,646,646-3,647-3,647-4,647-5,647-6,647-8,647-13,647-14,647-16,647-17,647-19,647-21,648,655,655-1,655-2,655-3,655-4,655-5,655-8,655-10,655-12,656,685,686,687,687-1,687-2,688,689,691,693,694,695,695-1,696,697,699,699-1,699-2,699-3,699-4,699-12,699-13,699-15,699-19,699-21,699-23,699-24,700,701,703,703-1 and 711; Laotianliao Section: No. 19,21,22,23,24,411,415,421,422,423,424,425,429,432-1,432-2,432-3,432-4,432-5,432-6,432-7,432-9,432-26,432-29,432-32,432-33,438,439,441,442,442-1,442-2,443,444-14,444-49,448-1; (Limited registration items) No. 107260 Assets Document issued on November 2, 2010; seizure as per No. 17855 document issued by Taiwan Miaoli District Court on November 2, 2010; creditor: Taiwan Business Bank; debtor: Langsheng Lin; scope of limitation: all; registered on November 2, 2010

5:

No. 699-14 of Dataoping Section (limited registration items) registered and seized at 10:20 on March 8, 1995 and filed as No. 2668 document of Zhunan Land Office; creditor: Taiwan Cooperative Bank; seizure by No.9988 document of Hsinchu District Court of No. 71 execution file in 1995; debtor: Cuiluan Chen; scope of limitation: all

6:

No. 430,431,432-8,432-27 and 432-28 of Laotianliao Section (limited registration items); No. 4888 document issued by Miaoli Land Office on April 30, 1994; seizure and registration as per No. 231 document of Hsuichu District Court in 1994; creditor: Cosmos Bank, Taiwan; debtor: Shunlang Lan; scope of limitation: all (transfer was performed as per No. 138940 Assets Document issued on November 28, 2000)

7:

No. 432-16,432-31,432-32,432-36,432-37,444,444-1,444-8,444-32 and 449 of Laotianliao Section (limited registration items); filed as No. 11880 Assets Document of Zhunan Land Office on February 2, 2000; injunction was performed as per No. 8990035100 document of Taipei Revenue Service, Xinyi Branch; creditor: Taipei Revenue Service, Xinyi Branch; taxpayer: Royal Golf Country Club; scope of limitation: all ; registered on February 2, 2000

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8:

Parcel number 444 of Laotianliao Section (limited registration items); filed as No. 45600 Assets Document of Miaoli Land Office on June 29, 2009; injunction and registration were performed as per No. 0980203281 document issued by Xinyi Office of National Taxation Bureau of Taipei, Ministry of Finance on June 29, 2009; taxpayer: Royal Golf Country Club; scope of limitation: 169/18080; registered on June 29, 2009 (correction was made as per No. 45840 Assets Document issued by Miaoli Land Office on June 30, 2009)

9:

Parcel number 432-14 of Laotianliao Section (limited registration items); filed as No. 239 Document of Miaoli Land Office on March 8, 1995; seizure and registration as per No. 671 execution document of Hsinchu District Court in 1995; creditor: Taiwan Cooperative Bank; debtor: Cuiluan Chen; scope of limitation: all; registered at 13:55 on March 8, 1995

10:

Parcel number 432-15 of Laotianliao Section (limited registration items); filed as No. 92810 Assets Document of Miaoli Land Office on November 2, 2010; seizure and registration as per No. 17855 document issued by Taiwan Miaoli District Court on November 2, 2010; creditor: Taiwan Business Bank; debtor: Wencheng Lan; scope of limitation: 12225/29059; registered on November 2, 2010 (limited registration items); filed as No. 8280 Assets Document of Miaoli Land Office on January 30, 2013; seizure and registration as per No. 1968 document issued by Taiwan Miaoli District Court on January 30, 2013; creditor: Shusui Ho; debtor: Wencheng Lan; scope of limitation: 116834/29059; registered on January 30, 2013.

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2.3 Purpose of appraisal

This appraisal provides a reference for bargain. Value indicated in this report is only a reference for this purpose and not for other uses. This price based on principles of equity and equalization provides a reference of value of the appraised object on pricing day.

2.4 Type of price: normal price.

2.5 Pricing date: April 15, 2013.

2.6 Reconnaissance date: April 1, 2013.

2.7 Condition of appraisal: investigate overall use and disposition of the 257 appraised parcels and estimate the price as per contents of development plan “Imperial Garden Villa Resort” provided by the entrusting party.

2.8 Current use of the appraised object:

The appraised object-a total of 257 parcels constituted by 195 parcels including No. 64 of Dataoping Section, Zaoqiao Township, etc and 63 parcels including No. 19 of Laotianliao Section, Touwu Township, etc-is now used as “Royal Golf Country Club”.

2.9 Conclusion of appraisal value

Appraiser of this Firm makes a professional analysis of property right, general factors, regional factors and respective factors of the appraised object, current situation of real estate market, and most effective use of the appraised object, and then final price is determined as below.

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Wencheng Lan	Dataoping Section, Zaoqiao Township	655-6, 699-16, 699-17, 699-20, 699-25, 699-26	34,505.0000	10,437.7625	33,236.2800	287,927,305
	Laotianliao Section, Touwu Township	430, 431, 432-8, 432-15, 432-27, 432-28	75,367.0000	22,798.5175

Royal Golf Country Club	Dataoping Section, Zaoqiao Township	64, 66, 67-1, 68, 70, 71, 81-3, 81-4, 82, 83-2, 539, 628, 628-3, 628-5, 628-6, 647-1, 647-7, 647-12, 647-18, 647-20, 655-7, 655-9, 655-11, 661-1, 661-2, 661-4, 664, 665, 666, 667, 668, 668-1, 668-2, 669, 690, 669-5, 699-22, 699-28, 699-29, 699-30, 702, 706, 706-1, 706-2, 706-9, 706-17, 706-18	1,124,934.8889	340,292.8039	388,928.4514	3,369,303,694
	Laotianliao Section, Touwu Township	432-16, 432-31, 432-34, 432-36, 432-37, 444, 444-1, 444-8, 444-32, 449	160,779.0000	48,635.6475

Xuelao Fan	Dataoping Section, Zaoqiao Township	656	92.0000	27.8300	27.8300	241,092

Shancheng Chen	Laotianliao Section, Touwu Township	414-2, 414-3	59.5000	17.9987	17.9987	155,924

Cuiluan Chen	Dataoping Section, Zaoqiao Township	647-16, 647-17, 699-14	1,078.0000	326.0950	6,284.7400	54,444,970
	Laotianliao Section, Touwu Township	415, 432-14, 432-32, 432-33	19,698.0000	5,958.6450

Yuncai Huang	Dataoping Section, Zaoqiao Township	711	90.7143	27.4411	27.4411	237,723

Yunbao Huang	Dataoping Section, Zaoqiao Township	81-5	24.7778	7.4953	7.4953	64,932

Shuhui Chou	Laotianliao Section, Touwu Township	432-11	37,316.0000	11,288.0900	11,288.0900	97,789,203
Total			2,142,470.2447	648,097.2493	648,097.2493	5,614,493,998

Total value of the land: NT$5,614,493,998

Above result only provides a reference for the value of appraised object under purpose of appraisal. People who use this report for other purposes should carefully read Statement, Restrictive Condition, Basics Explanation and Appraisal Condition indicated in this report so as to avoid a misuse of the appraisal result.

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2.10 Explanation of appraisal data resources:

(1) This report is based on cadastre transcripts approved and issued by Miaoli Land Office of Miaoli County on March 12, 2013, etc.

(2) Pricing date of this report is April 15, 2013. Property right, statutory use control or other control items and relevant laws which are related with the appraised object are all subject to this pricing date.

(3) Respective conditions and regional environmental contents of the real estate are all obtained through personal onsite reconnaissance at the appraised object as well as verified and recorded as per relevant data such as urban plan and cadastre.

(4) Appraisal of real estate price is based on onsite actual investigation into transaction, profits and cost information at the appraised object, and obtained through summarizing appraiser’s filed data.

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3. Analysis of main factors of price formation:

3.1 Analysis of general factors:

(1) Policies:

1. Analysis of major policies over the years:

In Taiwan, housing market has experienced three business cycles and the most recent one occurred between 1987 and 1990. At that time, rapid economic growth in Taiwan caused surplus hot money; due to limited investment channel, capitals rushed into stock market and house market and thus resulted in a sharp rise in house price. Finally, along with stock market bubble and influences of the government’s selective monetary control, housing market began to decline. For redeeming the ever-decreased willing to buying house, since 1990s, the government successively put forward many major favorable policies such as low-interest loan, reducing land value increment tax by half for two years, permitting foreign and mainland capitals to purchase real estates in Taiwan, modifying farmland acquirement qualifications, enacting Regulations on Real Estate Securitization, prolonging the period of halving land value increment tax in January 2004, and permanent halving of land value increment tax in 2005. Due to severely backward infrastructure, insufficient economical kinetic energy in face of globalized competition and financial tsunami happening in the fourth season of 2008, the government not only actively promotes various economic revitalization measures, but also loosens laws and significantly improves cross-straits relationships. For the sake of continuously strengthening national infrastructure construction and laying a foundation for accelerated economic growth and enhanced competitive power in Taiwan, “'The Third-Term Plan for National Development in the New Century” is adopted as the blueprint and assisted by the government’s various important administration works including “overall plan for i-Taiwan 12 projects”, “Economic Revitalization Policy-Project to Expand Investment in Public Works”, “Strategic Plan for National Spatial Development”, “The Economic Stimulus Act”, “Plan for Stabilizing Current Prices”, “Promotion of Six Emerging Industries”, “Program for Strengthening Regional Constructions and Expanding Domestic Demand”, “Program for Expediting the Implementation of Urban Renewal”, etc. “I-Taiwan 12 projects” is expected to push forward 12 infrastructure constructions from 2009 to 2016, in hope of promoting industrial innovative development, increasing domestic investment, activating Taiwan economy, improving people’s life quality, balancing regional development, etc. After this plan is implemented, annual average substantial GDP can be enhanced by 2.95% and 247000 career opportunities can be added each year.

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2. Main shaft of national development policy:

(1) Spatial transformation:

For strengthening economic system and enhancing life quality, the government actively promotes “i-Taiwan 12 projects” and strives for balancing regional development, constructing an environment for industrial innovation, expediting accumulation of intelligence capital, making new appearances of city and countryside, carrying out sustainable development, expanding domestic demand, creating job opportunities, improving investment environment and implementing national spatial transformation.

(2) Industrial reconstruction:

In face of intense competition under globalization, Taiwan industries must make continuous innovation so as to keep competitive advantage. In the following four years, the government will adhere to three main shafts-industrial innovation, emerging industry and policy easing, break through bottleneck of industrial development, create core advantage of the industry as well as lead industrial transformation and upgrade.

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(3) Global link:

Faced with international trend of accelerated development of globalization and regional integration, the government will positively adjust cross-Strait economy and trade, strengthen global configuration by industrial cooperation between both sides, as well as promote participation in global economic and trade integration to enlarge the space for Taiwan’s international economic and trade development. It will also execute light-tax and reduced-administration policy and speed up loosening financial and economic laws, thus to change Taiwan into a taxation environment with low tax and high international competitiveness as well as attract the inflow of foreign and Taiwanese businessman’s capitals.

(4) Innovative human resources:

During the next four years, the government will continue to seek excellent development of higher education, push forward high-quality technical and occupational education, narrow gap between city and countryside, implement life-long education, strengthen function training of key industry and retraining of unemployed workers, elevate competitive power in job market, increase investment in research and development, recruit senior-level talents around the world, intensify exchanges of international top-class technology, promote cultural heritage and creative development, increase advantages of multiculturalism, popularize idea of life aesthetics and enhance humanistic quality.

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(5) Just society:

Over the following four years, for constructing a harmonious and rich society, the government will adhere to the principle of “just society and sustainable welfare”, encourage young people to get married and have babies, establish good-quality nurture environment, push forward national health insurance reform, plan for long-term care and insurance system, reinforce economic safety insurance system for the elderly, provide assistance to vulnerable families and strengthen care and guidance for new migrants.

(6) Sustainable environment:

To reconstruct sustainable environmental value and create a circumstance of clean production, comfortable life and beautiful ecology, in the next four years, the government will actively build low-carbon cities, spread low-carbon transportation, establish resource-recycling society, promote green life, enact laws and regulations on energy conservation and carbon reduction, encourage green production and green products, implement clean manufacturing, push forward national land restoration, expedite river improvement and increase grass and forest planting, so as to strengthen environmental support system, accumulate natural capitals and improve environmental quality.

(2) Economy:

1. International economy:

An overview of statistic and trend data about domestic and foreign business cycles shows that global economic trend gradually becomes stable, investor confidence recovers and global economy has bottomed out of a recession. Most of the latest economic outlook reports issued by international economic and trade organizations and economic forecasting agencies make upward revision of their prediction of 2010 global economic growth rate. In addition, Asian emerging countries continue to present a trend of economic expansion. Therefore, it’s possible to maintain global recovery from the recession.

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2. Domestic economy:

Continuous rise of global trade provides an impetus to significant increase in Taiwanese import and export for eight consecutive months. Total export volume in June is 22.73 billion dollars, up by 34.1% over the same month of 2009; import increases by 40.4% to a total value of 21.32 billion dollars; trade surplus reaches 1.41 billion dollars, reduced by 350 million dollars compared with the same month of 2009. Gross export value from January till June is 131.98 billion dollars, up by 49.2% over the same period of 2009; gross import value is 119.88 billion dollars, up by 64.7% over the same period of 2009; trade surplus reaches 12.1 billion dollars, reduced by 3.59 billion dollars (22.9%) compared with the same period of 2009.

In terms of production, foreign trade market is prosperous thanks to recovery of main economies around the world. Especially, demands on consumptive electronic products increase rapidly and thus provide an impetus to rise in production. Under motivation of continuous increase in yields of information, electronic and mechanical industries, industrial production index of June reaches 125.71, up by 24.33% over the same month of previous year. Manufacturing sector increases by 26.22%; mining & quarrying industry, power & gas supply industry, and water supply industry increase by 4.55%, 1.20% and 0.13% respectively; constructional engineering industry reduces by 15.38%. Accumulate growth rate of industrial production from January till June is 36.96%: manufacturing sector increases by 39.61%, mining & quarrying industry, power & gas supply industry, and water supply industry increase by 7.59%, 6.77%, and 0.65% respectively, and constructional engineering industry reduces by 13.48%.

With regard to domestic demand, along with gradual recovery of business cycle and under influence of low cardinal number of the same month of 2009, the largest commercial (wholesale, retail and catering) sector of service industry presents a 10.52% increase in turnover of June compared with the same month of 2009. Wholesale, retail and catering industries increase by 11.80%, 7.23% and 6.80% respectively. Gross turnover of wholesale, retail and catering industry reaches 1 trillion and 155.2 billion NTD in May. Gross turnover of wholesale, retail and catering industry accumulated from January till June reaches 6 trillion and 581.1 billion NTD, up by 12.65% over the same period of previous year; wholesale, retail and catering industries increase by 15.45%, 6.35% and 4.05% respectively.

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Speaking of price, as prices of gas, cigarettes, vegetables, oils and aquatic products in June are relatively higher than the previous year, consumer price increases by 1.18% compared with the same month of previous year. After deducting fresh vegetables & fruits, aquatic products and energy, core price of June shows a 0.63% growth compared with the same month of 2009. Accumulated consumer price between January and June is 1.19% higher than the same period of previous year; commodity price increases by 2.73%, service price declines by 0.02% and core price presents a rise of 0.17%. On the other hand, due to gradual recovery of business cycle, enterprises’ demands on human resources increase. However, under the influence of fresh graduates’ job hunting, unemployment rate of June is 0.02% higher than previous month and 0.78% lower than the same month of previous year. After seasonal adjustment, unemployment rate is 5.16%. Average unemployment rate from January till June is 5.47%, reduced by 0.26% compared with the same period of preceding year. Although the business cycle continues to recover, labor market still faces severe challenge and trend of changes in unemployment rate should be observed continuously.

Regarding financial market, Taiwan stock index goes up thanks to lido of financial reports of domestic enterprises and support from effects of ECFA policy. However, market is the afraid that Euro debt crisis will expand and impact international stock market; moreover, there’s an assumption that Mainland China’s economic growth will decline in the latter half of the year. Therefore, Taiwan stock index is not able to push back but get into a predicament of correction and fall by 0.60%. Average daily TAPI is 16.01% lower than May and the stock market presents a situation of mild volatility. With regard to exchange rate and interest rate, the market predicts that Federal Reserve will still maintain influence of low interest rate, US Dollar Carry Trade will gradually form, and US dollar will weaken. However, European sovereign debt crisis impacts financial market and capitals rush into low-risk assets such as US dollar. Under effects of external factors of financial market and adjustment of Central Bank, mean exchange rate between NT dollar and US dollar is 32.307 in June, reduced by 0.345 compared with 31.962 of May. In June, overnight rate is 0.179% at the beginning and 0.192% at the end; the maximum is 0.192% and the minimum is 0.178%; weighted average interest rate of June is 0.183%, higher than 0.174% of previous month.

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3. Outlook:

The business cycle has gradually recovered and markets of various countries also tend to be stable. According to the latest production and trade data published by major governments and research institutions, American business cycle has begun to march toward recovery. Regarding three biggest economies of Europe, positive economic growth has happened in Germany and France; financial swamp of euro-area governments encumbers economic recovery and growth, but related data indicate an improvement compared with previous season. Along with improved international tendency, Japanese economy also recovers from the crisis. Relevant economic growth rates of three biggest economies all return to positive values. In addition, emerging countries of Asia still maintain the trend of expansion. Therefore, it’s possible to keep driving force for recovery of global business cycle.

(3) Development of real estate market

In recent years, house price has been increasing and thus exceeds not only common people’s acceptability but also basic value of house. Survey by Research, Development and Evaluation Commission, Executive Yuan shows that exorbitant house price of metropolitan district occupies the first place of “top ten popular discontents”. As constantly-increasing house price may cause bubblization, related financial and economic units of the government have begun to pay attention to and guard against this problem, and thus lower the temperature of real estate market. The government plans to implement reverse annuity mortgage policy, which is expected to promote people’s willing to owning house and have somewhat positive effect on the market. Parking space volume award will be gradually abolished in the next six years, because this may enhance builder’s building cost and exert negative influence on market. Sine May 2010, for real estates sales, main structure (internal area), ancillary structure (balcony, etc) and public accommodation will be definitely divided and separately priced, and such measure’s effect on market is not clear now. Moreover, in terms of commercial real estate, under impetus of topics such as MOU and ECFA, cross-strait economic and trade development will be more rapid, commercial real estate transaction will begin to be active, and office rent will stop dropping in the future.

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In terms of prospect of real estate market, main lido messages include continuous recovery of economy, increase in money supply, MOU signed by the both sides of Strait, continued low interest rate, enhanced CCI and 10% land value increment tax for one house. Primary unfavorable news include high unemployment rate, discontinuation of favorable housing loan, higher luxurious house tax, tightening loan for luxurious house and non-self-use house, stopping selling state-owned land at selected area of Taipei city, mainland capitals’ investment in real estate project not up to expectation, significant increase in total area of builders’ products, etc. Generally, along with continuous economic recovery, abundant market capitals and expectation of future cross-strait economic & trade development, current real estate market presents a trend of rise in both price and quantity. However, builders’ launching products actively results in a large increase in market supply. In addition, the government takes various measures to suppress the rise in house price such as enhancing taxation of non-self-use real estates, stopping selling state-owned land at selected area, financial restraint, etc. Therefore, it’s expected that risk of real estate market business and investment will increase in the short term. However, in the mediums or long term, stable growth of real estate market is still possible with assistance from the government’s supporting mechanisms.

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2. Analysis of regional factors:

(1)Description of the region:

The appraised object is located at “Royal Golf Country Club” on the boundary of Zaoqiao Township and Touwu Township. In the west, it is about 700m, 1.2km, 1.3km and 3.8km away from Yutengping Ecological Education Farm, Mingde Reservoir, Mingde Reservoir Yacht Wharf and Mingde Elementary School respectively. Provincial Highway No. 13 is about 3.8km away from its west side. In the northwest, it is about 3.8, 3.9 and 4.0 km away from central Dasi Village, Jinshuei Elementary School and Dasi Junior High School. In the north, it is about 2.0km away from Daping Elementary School. In the northeast, it is about 2.3km away from Dahe Elementary School. Its southeastern side is located on the boundary of southeastern corner of Zaoqiao Township and Touwu Township, about 1.8, 1.9, 2.1 and 2.3km away from Baishou Police Station, Zhihu Leisure Farm, Maling Site and Yongsing Elementary school respectively.

(2) Utilization of lands and buildings at neighboring areas:

Regional environmental lands are mostly planned as agricultural & pasture land, type-C building land and forestry land of hillside conservation zone. Most of the lands are not exploited and used yet. Lands of this region follow the road and natural topography, and gradually develop from level terrain into mountain district. Common sections extend in small-scale belt shape. Within hilly lands, scattered farm houses and large-scale tourist attractions produce sharp contrast. Natural land use ratio is still low. Most sections keep their original landforms and conform to the basic principle of nature conservation & use. Buildings within this region are mostly traditional townhouses. Out of commercial area, small-area farm houses are distributed sporadically. Most of these buildings are more than 20 years old.

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(3) Public accommodations of neighboring areas:

Within 1000-meter radius of the appraised object, public accommodations are deficient. Except elementary schools, institutions such as culture & education, hospital, retail service, post office, gas station and agricultural association are mainly situated around Mingde Reservoir, which is about 3.4km west of the appraised object.

(4) Transportations of neighboring areas:

1. Road planning:

Roads of this region present vein-like distribution. Except Provincial Highway No.3 and No.13, roads within this area are mostly industrial roads below 6 meters. Provincial Highway No.13, County Highway No. 126 and Township Road No.13 are major roads used for local transportation and communication.

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2. Access roads:

Access roads, with Provincial Highway No.13 and County Highway No. 126 as main shaft, string neighboring cities and townships together including Shitan, Touwu, Miaoli, Sanwan, etc. Connective transportation is convenient.

3. Public transportation system:

The appraised object is located at suburb. Common people all use their own vehicles. Public transportation system is not so convenient.

(5) Future development trend of neighboring areas:

Under the prospect of the whole county-“a city of culture & welfare and a county of technological & tourism industry” (i.e. nice mountain, nice water and nice life), and along with cooperation of livelihood (industrial) and living environment (facilities), life circle at northern Miaoli regards developing “an industrial & commercial area for habitation & technology” as the regional prospect. Zaoqiao Township integrates features of resources inside and outside the life circle; with current “Professional Husbandry Park of Northern Taiwan” as the basis, it combines with future development of Yu Da University and Lianhua Technical College, becomes positioned as higher education university city, establishes facilities related with culture, welfare and life, and constructs prospect for future life of Zaoqiao Township. In the future, Yu Da University and its surrounding lands will be planned as college town and integrated with service facilities relevant to culture, welfare and life. Present streets will be built as image business district; quality of central-area circumstance will be improved by means of environmental integration and construction. Hilly region of southern Zaoqiao Township, which is suitable for animal husbandry, plans a prospect of developing a leisure agriculture and dairy park.

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3. Analysis of respective factors:

3.1 Respective factors of land:

1. Respective conditions of land (overall description of whole appraisal range) :

(1) Land area: 2,142,470.2447 m2 (about 648,097.2493 Ping)

(2) Border the eight-meter-width County Highway No. 126 in the southwest

(3) Irregular landform

(4) Overall terrain falls progressively from northeast to southwest

2. Legal use control of the land and other control measures

(1)All of the 257 appraised parcels are located outside of urban planning and classified as hillside conservation zone of non-urban land. Their types include type-C building land, agricultural & pasture land, forestry land, water conservation land, transportation land and unclassified land. As per Clause 15 of “Regulations for the Enforcement of the Regional Planning Law”, type-C building land is used for buildings at forest zone, hillside conservation zone, scenic zone and agricultural zone within hilly land. Permitted building coverage ratio is 40% and permitted plot ratio is 120%. Agricultural & pasture land is used for agricultural and animal-husbandry production and related facilities. Forestry land is used for forest culture and necessary facilities. Water conservation land is used for water conservancy and relevant facilities. Transportation land is used for railway, highway, MRT, harbor, air transport, meteorology, postal services, telecommunications and their facilities. According to Clause 7 of “Non-urban Land Use Control Regulations”, before land use type is determined, lands of forest zone, hillside conservation zone and scenic zone within hilly land are all subject to control over forestry land. For details of stipulations for permitted usage, etc, please refer to “Non-urban Land Use Control Regulations”.

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			Land area
Land use zone	Section	Parcel number	(m2)	(Ping)
Type-C building land of hillside conservation zone	Dataoping Section, Zaoqiao Township	64, 68, 70, 71, 81-3, 81-4, 82, 539, 647-7, 666, 669, 669-5, 702	4,988.8889	1,509.1389
	Laotianliao Section, Touwu Township	415	165.0000	49.9125
Agricultural & pasture land of hillside conservation zone	Dataoping Section, Zaoqiao Township	65,67,67-1,68-1,69,72,73,74,75,76,77,78,
80,81-1,81-2,81-5,83,83-1,86,86-1,86-3,87,
87-1,88,90,529,530,531,532,533,534,536,
537,538,540,541,542,580,580-1,581,582,583,
628,628-1,628-2,628-4,646,646-3,647-3,
647-4,647-5,647-6,647-8,647-11,647-13,647-14,
647-19,647-21,648,655,655-1,655-2,655-3,655-4,
655-5,655-6,655-8,655-10,655-12,656,657,658,
659,660,661,661-3,662,663,664,665,666-1,667,
668-3,670,671,672,673,674,675,676,677,678,679,
680,680-1,680-2,680-3,680-4,680-5,681,682,683,
684,684-1,685,686,687,687-1,687-2,688,689,690,
691,693,694,695-1,696,697,699,699-2,699-3,
699-4,699-15,699-16,699-17,699-20,699-21,
699-23,699-24,699-25,699-26,701,703,703-1,
		706-1,711	541,309.3558	163,746.0804

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			Land area
Land use zone	Section	Parcel number	(m2)	(Ping)
	Laotianliao Section, Touwu Township	21,22,23,24,411,421,421-1,422,423,424,425, 429,432-1,432-2,432-3,432-4,432-5,432-6,432-7, 432-9,432-13,432-26,438,439,440,441,442, 442-1,442-2,443,443-1,444-14,444-49,430,431, 432-8,432-15,432-27,432-28,449-1	273,589.0000	82.760.6725
Forestry land of hillside conservation zone	Dataoping Section, Zaoqiao Township	79,628-3,628-5,628-6,647-1,647-12,688-1, 688-2,699-1,699-6,699-7,699-8,699-9,699-10, 699-11,699-12,699-13,699-14,699-18,699-19, 699-22,699-27,699-29,699-30,700,706,706-2, 706-9,706-18	1,073,385.0000	324,698.9625
	Laotianliao Section, Touwu Township	19,432-11,432-12,432-14,432-16,432-29, 432-31,432-32,432-33,432-34,432-36, 432-37,444,444-1,444-8,444-32,448-1,449	166,231.0000	50,284.8775
Water conservation land of hillside conservation zone	Dataoping Section, Zaoqiao Township	83-2,661-1,661-2,661-4	1,818.0000	549.9450
	Laotianliao Section, Touwu Township	414-2,414-3,426	563.0000	170.3075
Transportation land of hillside conservation zone	Dataoping Section, Zaoqiao Township	647-16,647-17,647-18,647-20,655-7, 655-9,655-11,698-1,699-28,706-17	2,083.0000	630.1075

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			Land area
Land use zone	Section	Parcel number	(m2)	(Ping)
Unclassified land of hillside conservation zone	Dataoping Section, Zaoqiao Township	79,706	25,687.0000	7,770.3175
(Blank)	Laotianliao Section, Touwu Township	19,432-29,432-31,432-32,432-33,432-36, 432-37,444-1,444-8,444-32,448-1,449	52,651.0000	15,926.9275
Total			2,142,470.2447	648,097.2493

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(2)	As per Clause 5 of “Slope land Conservation and Utilization Act”, slope land conservation and utilization refers to applying engineering, agricultural-technology or planting methods in accordance with natural characteristics so as to prevent disasters such as erosion, collapse, landslip, earth & rock loss, etc, protect natural ecology & landscape, keep and maintain water and soil like water resources conservation, as well as realize economical and effective utilization of resources. For details of stipulations for permitted usage, etc, please refer to “Slope land Conservation and Utilization Act”.

(3)	Items of self-possessed agricultural land and farmhouse construction, e.g. disposition, alteration, surface rights, etc, are handled as per Clause 18 of “Agricultural Development Act”:

A.	Farmers who obtain agricultural land after amendment and execution of this Act on January 4, 2000, have no farmhouse for own use and need to build a farmhouse can apply for farmhouse construction in the form of village or on self-owned agricultural land after get approval from municipal or county authorities concerned, on the premise that there’s no influence on agricultural production environment and rural development.

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B.	Above-described agricultural land is only for agricultural use; farmhouse built on self-owned agricultural land can only be transferred five years after the house is constructed; however, transfer due to inheritance or judicial sale is not subject to this restriction. Farmers who obtain agricultural land before amendment and execution of this Act on January 4, 2000, have no farmhouse for own use and need to build a farmhouse can apply for farmhouse construction as per stipulations of land utilization control and building laws.

C.	Farmers, who own a land that is collective arable land before amendment and execution of this Act on January 4, 2000 and becomes sole ownership after this date, are also subject to above stipulations if they don’t have own farmhouse and need to build farmhouse.

D.	Farmhouse builder described in items A and C should be owner of the land where the farmhouse is erected; farmhouse and the land where it is located should be transferred or set mortgage together; agricultural land that has been applied for farmhouse construction can not be applied repeatedly.

E.	Following matters of farmhouse construction described in above items A to D should be decided by Ministry of the Interior and central governing authorities: farmer’s qualification, floor area of the highest storey, building coverage ratio, plot ratio, maximum base building area and height, permissive conditions, application procedures, construction mode, revocation or abolishment of permission, and other matters to be followed.
(4)	Qualification of applying for constructing farmhouse on self-owned agricultural land is in accordance with Clause 3 of “Regulations for Building Farm Houses on Agricultural Land”:

As per the first paragraph of Clause 18 of “Agricultural Development Act”, farmhouse building applicant should be farmer and his/her qualification should conform to following conditions and be verified by municipal or county authorities concerned:

A.	The applicant should be 20 years old at least or less than 20 but married.

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B.	The applicant’s domicile place and agricultural land must be at the same municipality and county (city); moreover, period of land acquisition and household registration should be two years at least. Applicants who participate in village farmhouse construction are not subject to this restriction.

C.	Area of the agricultural land where farmhouse construction is applied should not be smaller than 0.25 hectare. However, applicants who participate in village and offshore island farmhouse construction are not restricted by this stipulation.

D.	The applicant has no farmhouse for self use.

E.	The applicant should be owner of the agricultural land, which should be only used for agricultural purpose and is never applied for farmhouse building before.

(5)	Building farmhouse on self-owned agricultural land should be subject to relevant stipulations in “Implementation of Management Measures for Buildings outside Urban Planning” as the following:

A. Clause 3: at areas outside of Urban Planning, buildings can’t be constructed on grade 1 to 8 farmlands except a condition that the land owner builds farmhouse for own use; no building can be erected on “grade 9 to 26 farmlands” and “lands classified as agricultural-use lands as per land law”, except self-use farmhouse and buildings for transportation development, school establishment, factory and other public facilities.

B. Clause 4: the first paragraph stipulates as below: the builder who applies for building self-use farmhouse should have a status of land-holding peasant; total floor area of the building should not exceed 495 m2, building area should not exceed 5% of cultivated land area, height of the building should not exceed three floors and 10.5m, and maximum base building area should not exceed 330 m2.

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C. Clause 6: stipulation of the first paragraph: if the builder applies for constructing building other than farmhouse on the land outside of the range indicated in Clause 3 (e.g.: industrial land certificate should be obtained before building a factory), the building should be designed by legally-registered architect and construction license should be applied from county (city) office concerned as per building act.

Stipulation of the second paragraph: however, for building with an area below 45 m2 and a height below 3.5m, the builder is free of architect design and can directly apply for construction license.

D. Clause 7: the first paragraph: the builder, who intensively builds more than two houses on the land outside of the range indicated in Clause 3 or builds a house with total floor area more than 200 m2, should submit public facilities and safety device plan while applying for construction license.

Second paragraph: above-mentioned public facilities and safety device plan include road, water, electricity, rainwater, sewage drainage, etc. For construction on hilly land, water and soil conservation plan should be examined. No building can be erected on hilly land with a slope above 30%.

The third paragraph: building coverage ratio of the building described in the first paragraph can not exceed 50%.

E. Clause 8: when applying for construction on the land outside of urban planning, if the building base is adjacent to highway, distance between the building and highway should conform to stipulations of Highway Act and related regulations. If the building base is adjacent to other road, the building should be 2m away from boundary line of the road. The building base should be adjacent to the road or connected with road by access, width of which should be above 2m. The intensively constructed houses should have complete road system and width of the road should not be less than 6m.

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(6)	If property right of the appraised land is collective, disposition, alteration, surface rights set, etc, of the land should be handled as per “clause 34-1 of Land Law” and “main points of executing clause 34-1 of Land Law”.

(7)	A part of the appraised object belongs to agricultural land. According to clause 39-2 of “Land Tax Act”, the land value increment tax should be imposed as below:

A.	When agricultural land for agricultural purpose is transferred to a natural person, this natural person can apply for being exempt from land value increment tax.

B.	For the land exempt from value increment tax as described in previous paragraph, if any of following situations happens, a land value increment tax should be imposed when the land is transferred: relevant authority finds the land is not used for agriculture and not reverted to agricultural purpose within time limit stipulated by the authority or agricultural use has been restored but no agricultural matter is conducted within the time limit during the land possessor’s ownership.

C.	“Land owner’s failure to using the land for agricultural purpose described in above paragraph” and “land presentation between spouses” should be consolidated.

D.	If agricultural land for agricultural use is transferred for the first time after amendment and execution of Land Tax Act on January 6, 2000 or transferred after obtaining land free of value increment tax as per stipulation of the first paragraph, total price increase amount will be calculated and land value increment tax will be levied with “announced current land value during execution of the Act Amendment” as original land price.

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E.	If agricultural land once levied land value increment tax is transferred after amendment and execution of Land Tax Act on January 6, 2000 and should be imposed land value increment tax again, total price increase amount will be calculated and land value increment tax will be levied with “declaratory transfer value ratified during the last imposition of land value increment tax” as original land price. Stipulation in D is not applicable.

(8)	Owners of a part of the appraised lands are registered as seizure and injunction; as per Clause 141 of “Regulations for Land Registration”, after seizure, sequestration, provisional seizure or bankruptcy registration according to the court’s instruction and before deletion of these registrations, the registration authority should stop new registration related with rights of these lands.

3.	Current use of the appraised object:

The appraised object-a total of 257 parcels constituted by 195 parcels including No. 64 of Dataoping Section, Zaoqiao Township, etc and 63 parcels including No. 19 of Laotianliao Section, Touwu Township, etc-is now used as “Royal Golf Country Club”.

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4. Price appraisal:

4.1 Preconditions of price appraisal and types of price:

1.	Price of this appraisal is normal price. It refers to a reasonable value of marketable real estate represented by currency amount and unthreateningly formed between willing buyer and seller through professional knowledge, careful action, proper marketing and normal transaction condition.

2.	The 257 parcels are appraised subject to contents of “Imperial Garden Villa Resort” development plan provided by the entrusting party and stipulations of related legal use control or other control items and related regulations at the time of pricing date. Land price on pricing date is evaluated in accordance with a principle of overall utilization and disposition of the256 appraised parcels.

4.2 Selection of appraising method:

1.	Selection of price appraising method:

The present appraisal adopts comparative method, cost method-land development analysis and income method.

2.	Comparative method refers to calculating price of the appraised object through comparing, analyzing and adjusting prices of the comparative objects.

3.	Cost method-land development analysis: estimate post-development or post-building total sales amount based on “change in land benefit caused by development and improvement as per legal land purpose and use intensity”, and then deduct direct cost, indirect cost, capital interest and profit occurring during development period, so as to obtain pre-development or pre-building land price.

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4.	Discounted cash flow (DCF): calculate price of profitable real estate after using a proper discount rate to convert “net income of each period and period-end value during analysis of future discounted cash flow of appraised object” into cash. The previous paragraph is applicable to real estate investment evaluation aimed at investment.

5.	Operational procedure of this appraisal adopts percentage method to conduct price discrepancy adjustment as per transaction price of comparative object, thus to calculate comparative price of real estate.

4.3 Processes of appraisal

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4.4 Land price appraisal:

(1) Price appraisal for the appraised lands planned as villa area of Imperial Garden:

1. Analysis of appraised object planned as villa zone lands of Imperial Garden:

The appraised lands planned as villa zone of Imperial Garden are respectively located on the west side (Zone A) and northeastern side (Zone B) of the whole base within appraisal range. Total development area is 475,800.00 m2 (about 143,929.50 Ping). Villas with three over-ground floors will be established.

Data resource: entrusting party

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2. Legal foundations

As per Clause 3-3 of “Regulations for Building Farm Houses on Agricultural Land”, area of agricultural land where farm house construction is applied should not be less than 0.25 hectare. According to Clause 4 of “Implementation of Management Measures for Buildings outside Urban Planning”, total floor area of the applied building should not exceed 495 m2, height of the building should not exceed three floors and 10.5m, and maximum base building area should not exceed 330 m2.

3. Calculation of permissible building area:

(1) Maximum number of households who can establish self-use farmhouse:

As per the stipulation that area of agricultural land where farmhouse construction is applied should not be less than 2,500m2, in this building development project, maximum number of households is 190. Computational process is as below:

Maximum number of application households in this building development project

=development base ÷ minimum base area

=475,800.00÷2,500

190(households)

(2) Maximum floor area of permissible self-use farmhouse:

According to related stipulation, total floor area of the applied building should not exceed 495 m2; permissible maximum floor area of the appraised object is 94,050.00 m2. Computational process is as below:

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Permissible maximum floor area

=maximum floor area of each household × number of households

=495×190

=94,050.00(m2)

4. Selection of appraising method:

Methods for appraising land price include comparative method and cost method-land development analysis.

5. Price appraising process:

(1) Appraising processes of comparative method:

a.	With respect to price appraising processes of comparative method, this Firm adopts percentage method to make adjustment and evaluation.

b.	Percentage method refers to making one-by-one comparison of regional factors and respective factors that influence differences between appraised object price and comparative object price, and adjusting price as per percentages of evaluated differences.

c.	The appraisal is completed through an objective comparison of various conditions of appraised object and comparative object.

d.	Regarding data related with comparative object, this Firm has tried best to make confirmation with data providers. If there is any insufficiency, it is because verification is impossible or difficult.

e.	Comparative analysis and adjustment of appraised lands planned as villa area of Imperial Garden:

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Compare differences between market cases 1, 2, 3 and the appraised land, make analysis and computation, and then comparative price of land planned as villa area of Imperial Garden is calculated as 25,181NTD/Ping (details of comparison and calculation process are shown in “villa area land price comparison, adjustment and calculation sheet” )

Comparative objectives of land sale examples

Comparative objective	Comparative objective 1	Comparative objective 2	Comparative objective 3
Pricing date	2013/02	2012/08	2012/06
Location/mark	No. 296, 1st subsection, Touwu Section, Touwu Township	No. 632, 1st subsection, Touwu Section, Touwu Township	No. 139, Pingan Section, Zaoqiao Township, Miaoli County

Land use zone	Residence zone	Residence zone	Village zone Type-B building land

Building coverage ratio/ plot ratio	60%/180%	60%/180%	60%/240%

Landform, terrain	Rectangle; flatness	Irregular shape; flatness	Rectangle; flatness

Adjacent road	Adjacent to road on two sides	Adjacent to road on one side	Adjacent to road on one side

Adjacent road width (m)	18,4	4	6

Land area (Ping)	500.94	391.74	23.95

Price type	Knock-down price	Knock-down price	Knock-down price

Total price (NTD)	21,000,000	14,100,000	1,500,000

Unit price(NTD/Ping)	41,921	35,993	62,630

Remark	—	—	—

(2) Appraising process of cost method-land development analysis:

This Firm adopts cost method-land development analysis, i.e. estimating post-development or post-building total sales amount based on “change in land benefit caused by development and improvement as per legal land purpose and use intensity of appraised land”, and then deducting direct cost, indirect cost, capital interest and profit occurring during development period, and finally obtain land development analysis price of appraised object planned as Imperial Garden villa area-NTD 30,700/Ping (details of calculation process are listed in attachment “Land development analysis price calculation sheet”).

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Comparative objectives of land sale examples

Comparative objective	Comparative objective 4	Comparative objective 5	Comparative objective 6
Pricing date	2013/01	2013/04	2013/04

Position	No. 20, Lane 5, Alley 68, Taoyuan County, Dasi Township, Rixin Road	Yangsheng Road, Yangmei City, Taoyuan County	Chenghu Road, Wusong District, Kaohsiung City

Community name	Hongxi Villa	Yangsheng Villa	Dibaohu

Land use zone	Hillside conservation zone Type-C building land	Hillside conservation zone Type-C building land	Specified zone of Chengqinghu Residential area

Adjacent road	Adjacent to road on one side	Adjacent to road on one side	Adjacent to road on one side

Adjacent road width (m)	6	6~8	6

Price type	Knock-down price	For-sale price	For-sale price

Building area (Ping)	60.24	45~140	160~272

Land area (Ping)	110.57	30~180	60~115

Floor	3 overground floors	3 overground floors	5 overground floors
	1 underground floor	1 underground floor	1 underground floor

House age (year)	17.4	5.4	5.2

Total price (ten thousand NTD)	2,400	1,250~10,000	3,000~8,800

Unit price (ten thousand NTD/Ping)	39.84	27~45	27~35

Adjacent golf course	Hongxi golf course	Within Yangsheng golf course	Kaohsiung golf course

For-sale price comparison objectives

Comparative objective	Comparative objective 7	Comparative objective 8	Comparative objective 9
Pricing date	102/04	102/04	102/04

Position	Zaoqiao Township, Miaoli County Yuguohuacheng Villa	No.7, Alley 150, Pingren Road, Zaoqiao Township, Miaoli County (Han lin shi di)	Zaoqiao Township, Miaoli County Tengxiang Villa

Land use zone	Hillside conservation zone Type-C building land	Residential area	Hillside conservation zone Type-C building land

Adjacent road	Adjacent to road on one side	Adjacent to road on one side	Adjacent to road on one side

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Comparative objective	Comparative objective 7	Comparative objective 8	Comparative objective 9
Adjacent road width (m)	6	6	6

Price type	For-sale price	For-sale price	For-sale price

Building area (Ping)	50	53	60

Land area (Ping)	70	24	65

Floor	2.5 overground floors	2.5 overground floors	2 overground floors
	No underground floor	No underground floor	No underground floor

Total price (ten thousand NTD)	450	450	498

Unit price (ten thousand NTD/Ping)	9.00	8.49	8.30

(3) Decision on price of appraised object planned as Imperial Garden villa zone land:

In this project, comparative method and cost method-land development analysis and calculation are adopted, and comparative price of the appraised land planned as villa zone is NTD25,181/Ping; land development analysis price is NTD30,700/Ping. In consideration of various factors such as data liability of these two methods, real estate type and similarity of price formation factors, weighted average approach is used, and weighting coefficients of land comparison price and land development analysis price are 50% and 50% respectively. In this way, price of the appraised land planned as villa zone is calculated as NTD28, 500/Ping and total value is NTD4, 101,990,750. Computational process is as below:

Unit price of appraised land planned as Imperial Garden

=Comparative price of land × weight+land development analysis price × weight

=25,181×50%+30,700×50%

28,500 (NTD/Ping)(price below ten thousand is rounded)

Total value of appraised land planned as villa zone of Imperial Garden

=unit price of whole base land × total area of the land

=28,500×143,929.50

=4,101,990,750(NTD)

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(2) Appraisal for appraised object planned as land outside Imperial Garde villa area:

1. Analysis of the appraised land outside Imperial Garden villa zone:

Besides lands of Imperial Garden villa zone located on western side (Zone A) and northeastern side (Zone B) and covering an area of 475,800m2 (about 143,929.50 Ping), remaining lands of the whole appraised base are respectively planned as Imperial Garden, Landscape Park, Forest Park and Community Park. On the premise that club and amusement park are not planned, it’s also appropriate to directly utilize the appraised object as park because it is now used as “Royal Golf Country Club”, the lands are all even and daily maintenance is performed. Total area of this zone is 1,666,670.24 m2 (about 504,167.75 Ping).

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2. Selection of appraising method:

Clause 14 of “Regulations for the Real Estate Appraisal Techniques” indicates: “real estate appraiser should adopt more than two appraising methods to calculate price of appraised object. Special situation of not being able to use more than two appraising methods is not subject to this limitation and should be clearly described in the appraisal report”. The appraised object in this case is used as park, land development analysis calculation is not applicable and the park has no operation revenue, so income method is not suitable for calculating price of this appraised object and this report just uses comparative method.

3. Price appraising process:

(1) Appraising processes of comparative method:

a.	With regard to price appraising processes of comparative method, this Firm adopts percentage method to make adjustment and evaluation.

b.	Percentage method refers to making one-by-one comparison of regional factors and respective factors that influence differences between appraised object price and comparative object price, and adjusting price as per percentages of evaluated differences.

c.	The appraisal is completed through an objective comparison of various conditions of appraised object and comparative object.

d.	Regarding data related with comparative object, this Firm has tried best to make confirmation with data providers. If there is any insufficiency, it is because verification is impossible or difficult

e.	Comparative analysis and adjustment of appraised lands outside villa area of Imperial Garden:

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Compare differences between market cases 10, 11, 12 and the appraised land, make analysis and computation, and then comparative price of land outside villa area of Imperial Garden is calculated as NTD 2,998/Ping (details of comparison and calculation process are shown in “Park Zone Land Price Comparison, Adjustment and Calculation Sheet” ).

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Comparative objects of land sale examples

Comparative objective	Comparative objective 10	Comparative objective 11	Comparative objective 12
Pricing date	2013/01	2013/01	2012/06

Location/mark	3 parcels: No. 97-7,97-9,706-20 of Dataoping Section, Zaoqiao Township	2 parcels: No. 398, 398-3 of Touwu Section, Touwu Township	2 parcels: No. 939-1, 939-3 of Touwu Section, Touwu Township

Land use zone	Hillside conservation zone Agricultural, pasture and forestry land	Hillside conservation zone Agricultural & pasture land	Hillside conservation zone Agricultural, pasture and forestry land

Landform, terrain	Irregular; gentle slope	Irregular; gentle slope	Irregular; gentle slope

Adjacent road	No adjacent road	No adjacent road	No adjacent road

Adjacent road width (m)	-	-	-

Land area (Ping)	1,080.83	1,709.43	2,817.79

Price type	Knock-down price	Knock-down price	Knock-down price

Total price (NTD)	3,000,000	6,000,000	8,500,000

Unit price(NTD/Ping)	2,776	3,510	3,017

Remark	-	-	-

(2) Decision on price of appraised land outside Imperial Garden villa zone:

As per calculation result of above-described land price, comparative price of the appraised land outside Imperial Garden villa zone is computed as NTD2,998/Ping; in consideration of data reliability, real estate type and price formation factor, unit price of appraised land is NTD3,000/Ping and total value is NTD 1,510,458,650. Computational process is as below:

Total value of appraised land outside villa zone

=Unit price of land outside villa zone × total land area

=3,000×504,167.75

=1,512,503,248(NTD)

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(3) Total value of the whole appraised object:

As per above-mentioned formula, total land value of the whole appraised object is NTD5, 614,493,998. Computational process is as below:

Total value of the whole appraised land

=total value of villa zone land+ total value of park zone

=4,101,990,750+1,512,503,248

=5,614,493,998(NTD)

4.5 Real estate value of this development project calculated by DCF:

As per contents of “Imperial Garden Villa Resort” development plan provided by the entrusting party, besides lands of Imperial Garden villa region located on western side (Zone A) and northeastern side (Zone B) and covering an area of 475,800m2 (about 143,929.50 Ping), remaining 503,476.22m2-area lands of the whole appraised base are respectively planned as Imperial Garden, Landscape Park, Forest Park and Community Park. Imperial Garden will be opened to public and charge admission; within the garden, various-style shopping areas, stalls and coffee seats are provided for tourists. A club will be established at the junction of Imperial Garden and Landscape Park, provide tourists 255 guest rooms, one hot spring accommodation, conference center, SPA center, restaurant, swimming pool, gym, etc.

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As per Clause 31 of “Regulations for the Real Estate Appraisal Techniques”, discounted cash flow (DCF) is defined as below: calculate price of profitable real estate after using a proper discount rate to convert “net income of each period and period-end value during analysis of future discounted cash flow of appraised object” into cash. DCF analysis is applicable to real estate investment evaluation aimed at investment. According to Clause 32 of “Regulations for the Real Estate Appraisal Techniques”, computing formula of DCF analysis is as below:

n'

P=Σ Cake ÷(1+Y)k+Pn' ÷(1+Y)n'

k=1

Wherein:

P: income price

Cake: net income of each year

Y: discount rate

n': DCF analysis period

k:Each year period

Pn': Period-end value

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With DCF analysis period as 10 years, this case uses income method to calculate total real state value of this development project and obtain a result of NTD 10,079,107,782. Computational process is as below:

(1) Appraising conditions:

As per plan provided by the entrusting party, number of guest rooms of club is planned as 255. If this number will be changed in the future, the resulting influence on income price is beyond this Firm’s control. Please pay attention to this.

(2) Calculate business income:

1. Sales income of Imperial Garden villa zone:

According to above-described cost method-land development analysis, total sales income of Imperial Garden villa zone is NTD 7,823,782,500. This income will be entered into account as per following percentages: presale: 20%, during construction: 10%, post-completion sale: 50% and final house: 20%.

2. Estimation of guest room income:

(1) Decision on guest room price:

After a consideration of room prices of local same-level clubs, position and future level & popularity of this project, as well as current price discount of workday and holiday, guest room prices of different time intervals in this project are decided as shown in following table:

Item	Type	Number of rooms	Number of days	Discount	Price (NTD)
Guest room	Deluxe room	255	261	Workday 50%	1,250
			104	Holiday 100%	2,500
Total		255	365	-	-

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(2) Decision on average room rate:

Based on supply and demand of local tourism market, it’s estimated that average room rate at initial stage will be 30% because brand fame and related software &hardware equipment are not complete at that time. Along with establishment of advertisement marketing strategy and brand recognition, average room rate is expected to increase year by year. Through considering average room rates of other local leisure clubs, average room rate of this project is about 60%, i.e. steady state (adjustment of average room rate is shown in “Cash Flow Analysis and Calculation Sheet).

(3) Decision on annual guest room income:

As described above, if the calculation is performed as per numbers of workdays and holidays of a year, and operation benefit is exerted to 100% (i.e. room rate of the hotel is 100%) in this case, then annual guest room income of 2016 is NTD 149,493,750. Guest room income of each year is obtained through adjustment and calculation as per average room rate and price growth (guest room incomes of each year are listed in “Post-Development DCF Analysis and Calculation Sheet”). Process of computing annual guest room income of 2016 under an operation benefit of 100% is as below:

Item	Type	Number of rooms	Number of days	Discount (%)	Price (NTD)	Annual income (NTD)
Guest room	Deluxe room	255	261	Workday 50%	1,250	83,193,750
			104	Holiday 100%	2,500	66,300,000
Total		255	365	-	-	149,493,750

Note: annual income=Σ(room price× discount × number of rooms × number of days)

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Guest room income of each year

=Σ(room price × discount × number of rooms × number of days)× average room rate of each year

With year 2016 as an example, guest room income is as below:

=guest room income under a room rate of 100% × annual average room rate of 2016

=149,493,750×30%

=44,848,125(NTD)

(4) Decision on number of guests:

Numbers of holidays and workdays of a year are 104 and 261 respectively. Average number of guests is 2.5/room. When operation benefit reaches 100%, annual number of rooms is 93,075. Annual number of guests equals “number of guests under an operation benefit of 100%” multiplied by “annual average room rate” multiplied by “average number of guests. Computational process” is as below:

Number of guests under an operation benefit of 100%

=number of hotel guest rooms × 365 days =225×365 =93,075(rooms)

Annual number of guests

=number of guests under an operation benefit of 100% × annual average room rate × average number of guests

Estimated number of guests in 2016

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=number of guests under an operation benefit of 100% × annual average room rate × average number of guests

=93,075×30%×2.5 =69,805(persons)

3. Calculation of catering income:

This club is equipped with restaurant, annual catering income of which is calculated as below:

(1)Breakfast income:

As per current standard of all hotels, breakfast is provided freely for common accommodation. Therefore, breakfast income is not calculated.

(2) Lunch income:

For lunch price you can refer to prices of lunch sets offered at local western-style restaurants. Lunch set is priced as about 300 NTD at ordinary times and 350 NTD on holidays; along with price fluctuation, such price will increase by 5% every three years. Number of people having lunch is estimated as 10% of annual lodgers. After name recognition is built, such number will rise by 1.0% yearly and reach a stable status when growth rate is 12%. Computational process is as below:

Annual lunch income

=(price of lunch set at workday × proportion of workdays in a whole year+price of holiday lunch set × proportion of holidays in a whole year)×number of guests this year × ratio of people who have lunch this year

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The following example calculates lunch income of year 2016:

Annual lunch income of 2016

 =(300×71.51%+350×28.49%)×69,805×10%

=2,193,598(NTD)

(3) Dinner income:

For dinner price you can refer to dinner sets of other local leisure halls. Dinner set is priced as about 450 NTD at ordinary times and 500 NTD on holidays; along with price fluctuation, such price will increase by 5% every three years. As the club is within the amusement park, so guests will always stay here after amusement at the park and number of people having dinner is estimated as 80% of annual lodgers. After name recognition is built, such number will increase by 1% year by year and reach a stable status when growth rate is 84%. Computational process is as below:

Annual dinner income

=(price of dinner set at workday × proportion of workdays in a whole year+price of holiday lunch set × proportion of holidays in a whole year)×number of guests this year × ratio of people who have dinner this year

Take year 2016 as an instance to calculate dinner income:

Annual dinner income of 2016

=(450×71.51%+500×28.49%)×69,805×80%

=25,925,386(NTD)

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(4) Annual catering income:

Annual catering income

=lunch income+dinner income

With 2016 as an example, total catering income is NTD 8,953,290. Computational process is as below:

Catering income of 2016

=lunch income+dinner income

=2,193,598+25,925,386

=28,118,984(NTD)

4. Revenue from ticket sales of imperial garden amusement park:

Revenue of imperial garden amusement park tickets is calculated as per number of workdays and number of holidays of a year respectively. In this case, if operational effectiveness can be exerted to 100%, the park is expected to hold 5000 tourists and annual ticket revenue of 2016 will be NTD 93, 690, 00. Ticket revenue of each of following years won’t be adjusted. Guest room income of each year is computed (details of guest room income of each year are described in “Post-Development Discounted Cash Flow Analysis and Computation Sheet”). Process of calculating annual ticket revenue of 2016 is as below:

Annual ticket revenue of 2016

= (Number of tourists at ordinary days×ordinary-day ticket price × number of ordinary days+(number of tourists on holidays ×holiday ticket price × number of holidays)

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=(200×400+100×100)×261+(300×2,000+150×500)×104

=93,690,000(NTD)

Item	Type	Number of people	Number of days	Date	Ticket price (NTD)	Annual revenue (NTD)
	Adult ticket	400	261	Workday	200	20,880,000
Ticket		2,000	104	Holiday	300	62,400,000
	Preferential ticket for children	100	261	Workday	100	2,610,000
		500	104	Holiday	150	7,800,000
Total		3,000	365	-	-	93,690,000

5. Annual revenue of park consumption:

Income of consumption inside Imperial Garden Amusement Park is computed through adding “annual number of people who enter the park on workdays and holidays” plus “annual number of lodgers”. Adult and teenager’s average daily consumption is estimated as NTD 500 and 100 respectively. Annual revenue of consumption at Imperial Garden Amusement Park is NTD198, 912,500. Computational process is listed in following table:

Item	Consumer group	Number (person)	Number of days	Annual number of people	Consumption sum (NTD)	Annual consumption sum (NTD)
	Adult	400	261	104,400	500	52,200,000
Park		2,000	104	208,000	500	104,000,000
consumption	Teenager	100	261	26,100	100	2,610,000
		500	104	52,000	100	5,200,000
	Guest	-	-	69,805	500	34,902,500
Total		3,000	365	460,305	-	198,912,500

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6. Calculation of annual income of Hot Spring Accommodation:

An outdoor Hot Spring Accommodation is planned and the fee is NTD 250 each time. Maximum capacity is “50 persons”. Under an assumption that operational effectiveness reaches 100%, daily business time is 12 hours, usage time of each person is 2 hours and utilization rate is estimated as 50%, annual revenue of this Hot Spring Accommodation will be NTD 13,687,500. The following shows computational process:

Annual revenue of Hot Spring Accommodation

=Hot Spring Accommodation fee ×maximum capacity × annual use hours under an operational effectiveness of 100% × annual utilization rate

=250×50×12÷2×365×50%

=13,687,500(NTD)

7. Calculation of annual gross revenue:

Except sales income of Imperial Garden villa zone that is entered into account since 2013, annual incomes of “Imperial Garden amusement park” and “Club” will be calculated year by year since their formal operation in 2016.

(3) Calculate operating cost:

1. Accommodation cost: direct expenses related with consumptive materials, supplies, services, room reservation and counters of Housekeeping Department. At initial stage of operation, ratio of accommodation cost in accommodation income is expected to be 20%; along with experience accumulation and efficiency enhancement, this ratio is expected to decrease by 1% every three years. When it is reduced to 18%, a steady state is achieved.

2. Catering cost: include cost of purchasing food or drinks sold at Catering Department and direct expenses of restaurant, service and kitchen. Ratio of catering cost in catering income is expected to be 30% at initial stage of operation. Along with experience accumulation and efficiency enhancement, this ratio is expected to be reduced to 25% and reach a stable state three years later.

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3. Hot spring accommodation cost: direct expenses related with consumptive materials, supplies, affairs and counters. Ratio of hot spring accommodation cost in hot spring accommodation is estimated as 40% at initial stage of operation. Along with experience accumulation and efficiency enhancement, this ratio is expected to be reduced to 35% and present a stable state three years later.

4. Total cost of establishing Imperial Garden villa zone: this cost is calculated as NTD2, 005,732,700 as per cost method-land development analysis. It is allotted in accordance with construction progress: 30% will be allotted in 2013 and remaining 70% will be all allotted after completion in 2014.

5. Total cost of establishing Imperial Garden and Club: this cost is NTD1, 503,075,000 as per data provided by entrusting party. It is allotted in accordance with construction progress: 50% will be allotted in 2014 and remaining 50% will be all allotted after completion in 2015.

(4) Calculate operating expense:

1. Administrative management expense: include stationery, printing, postage fee, property tax, design of accounting system, accounting software & hardware purchase, real estate appraisal expense, office rental, accountant fee and attorney fee. Administrative management expense is estimated as 5% of operating income at initial stage of operation. Through cooperation with international business group and performance control, this ratio is expected to decrease by 1% three years later; when it is reduced to 4%, a steady state is presented.

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2. Staff cost: salary, premium, bonus, pension, etc of all authorized personnel of Administration Dept., Housekeeping Dept., and Catering Dept. etc under the organizational structure. Number of authorized staff of Club and Amusement Park is estimated as 500. Average salary of 2016 is estimated as NTD30, 000 (including labor insurance & health insurance). A one-month premium will be offered each year. 20% of salary will be allocated to bonus and pension. Along with increase in price index, the salary is expected to be enhanced by 5% every three years.

3. Marketing and popularizing cost: advertisement fee, sample fee, social communication fee, travel fee and transportation fee. For the sake of establishing popularity of the Club and Amusement Park, this expenditure is estimated as 10% of operating income at initial stage of operation and will be paid since planning stage. Along with enhancement in fame of the Club and Amusement Park, annual marketing and popularizing expense will become 2% of operating income, i.e. maintaining fixed expenditure.

4. Operation consultant expense: money paid for cooperation with international business group. It is fixed as 2% of operating income and will be paid since planning stage.

5. Maintenance expense: a necessary expenditure of international top-class holiday hotel, including maintenance for interior decoration, landscape design and garden footpath. It is set as 1% of operating income. Major repair will be performed every five years and fixed as 5% of operating income.

6. Energy, water and electricity expenses include electricity, lighting, gas, fuel and water fees. This expenditure is estimated as 3% of operating income.

7. Other miscellaneous costs: unpredictable expenditures estimated as 3% of operating income.

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(5) Annual payable land tax:

Most of land use zones of this project are agricultural & pasture land, forestry land, water conservation land and transportation land of hillside conservation zones. As per Land Tax Act, agricultural land except type-C building land is exempt from land tax. According to announced land price of 2013, payable land tax of this project is NTD 8,246. Land price is announced every three years. As this project is located at hillside conservation zone, its announced land price won’t be adjusted in the future. Process of computing land tax in 2013 is as below:

Land area (m2)	Percentage (%)	Land area (m2)	Announced land price of 2013 (NTD/m2)	Announced land price (NTD)
5,153.89	100.00%	5,153.89	200	824,622

Annual payable land tax

=declarative total land value × land tax rate

=824,622×1% ≒8,246(NTD)

(6) Calculate annual payable house tax:

House tax is calculated through formula published by Revenue Service Office and depreciation rate is 1%/year. House tax at the time of club completion (2016) is NTD 1,566,417. Then, house tax will be calculated with depreciation rate as 1%/year. Computational process is as below:

Building area (m2)	Unit price (NTD/m2)	Depreciation rate	Year	Street adjustment rate	Present tax value (NTD)	House tax rate	Burden ratio	House tax amount (NTD)
16,859.50	3,097	1.0%	0.0	100%	52,213,884	3.0%	100.0%	1,566,417

(7) Calculation of annual net operating income (NOI):

Annual net operating income

=annual operating income - annual operating cost - annual operating expense - land tax - house tax - major repair expense

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(8) Decision on discount rate

Discount rate is a rate of returns expected by investor; it means that investor must give up opportunity cost of obtaining reward from other investment, including risk-free returns from risk-free investment and returns from risk. Therefore, discount rate includes two main factors: risk-free interest rate and risk premium. As per first paragraph of Clause 43 of “Regulations for the Real Estate Appraisal Techniques”, income capitalization rate or discount rate should be decided after considering factors such as fixed deposit interest rate, interest rate of government bond, risk of real estate investment, currency change and trend of changes in real estate price, choosing the most common investment returns rate as the benchmark, observing differences between respective characteristics of the investment and appraised object, as well as comparing negotiability, risk, increment, difficulty in management, etc.

With regard to discount rate estimation, for real estate securities that have been released publicly and have transaction value, coupon rate of real estate securitization is often used as basic returns rate because such coupon rate is decided by a group of professional persons in accordance with market risk. Coupon rate of common real estate securities in current market is between 2.2% and 2.8%. In this project, risky interest rate is 2.5%. Difficulty in management is decided as below: management fee charged for common real estate securitization is 1.0% of nominal value. Negotiability is set as 1.0% after a consideration of differences between interest rates of long-term and short-term government bonds. In this way, discount rate adopted by DCF of this project is 4.5%. As period-end disposition lasts a long term, income capitalization rate adopted by such disposition is calculated as 5.0% through adding “DCF discount rate of 4.5%” to “liquidity risk of 0.5%”. Computational process is as below:

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Discount rate of DCF

=interest rate in consideration of risk+ risk of management difficulty+negotiability risk

=2.5%+1.0%+1.0%

=4.5%

Income capitalization rate adopted during period-end disposition

=discount rate of DCF+negotiability risk

=4.5%+0.5%

=5.0%

(9) Calculate real estate income value of this development project:

As per above formulas, with operation period of appraised object set as 10 years, discounted cash flow analysis is adopted to calculate real estate income value of this development project and the result is NTD 10,079,107,782 (details are shown in “Development Project DCF Analysis Sheet”).

5. Other necessary appraisal-related items and “situations to be clarified as per stipulations of this regulation”: no

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